As filed with the Securities and Exchange Commission on June 6, 2003
 Registration No. 333-_____


        SECURITIES AND EXCHANGE COMMISSION
        Washington, D.C. 20549

        FORM SB-2
        REGISTRATION STATEMENT
        Under
        The Securities Act of 1933

        m-Wise, Inc.
        (Name of small business issuer as specified in its charter)

        Delaware        4812    11-3536906
        (State or Jurisdiction of       Primary SIC Code        (IRS Employer
        incorporation or organization)          Identification No.)

        10 Hasadnaot Street     Shay Ben-Asulin, Chairman of the Board
        Herzeliya Pituach, Israel 46728 10 Hasadnaot Street
             Telephone +972-9- 9581711 Herzeliya Pituach, Israel 46728 (Address, including zip code, and telephone number, including area code Telephone +972-9- 9581711 of Registrant's principal executive offices) (Name, address, including zip code, and telephone number, including area code, of agent for service)

        copy to:

Jehu Hand
Hand & Hand, a professional corporation
24351 Pasto Road Suite B
Dana Point, California 92629
Tel. (949) 489-2400; Fax (949) 489-0034

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

        CALCULATION OF REGISTRATION FEE

                        Proposed Maximum        Proposed Maximum
        Title of Each Class of  Amount to       Offering Price  Aggregate       Amount of
        Securities to be Registered     Be Registered   Per Share(1)    Offering Price  Registration Fee


common stock offered by
  selling shareholders                  8,595,632               $       1.00    $       8,595,632       $       695.39

Total                                  8,595,632                $                       8,595,632       $       695.39  (2)


        (1) Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $1.00 per share pursuant to Rule 457(a). The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade.
 Fee rate is $80.90 per $1 million pursuant to Release 33-8095.
        (2)     Filing fee paid with initial filing.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

        m-Wise, Inc.
                8,595,632 Shares of common stock

        The 8,595,632 shares of common stock of m-Wise, Inc., a Delaware corporation ("m-Wise"), are being offered by the selling stockholders. The expenses of the offering, estimated at $9,000, will be paid by m-Wise.  m-Wise will not receive any proceeds from the sale of shares by the selling stockholders. There is currently no trading market for our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Purchase of these securities involves risks. See "Risk Factors" on page 3.

Initial Offering Price  Sales Commissions       Total to selling stockholders

Per share       $1.00           (1)                             $1.00

Total           $8,595,632      (1)                             $8,595,632



        (1) m-Wise will not receive any proceeds from this offering. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold. Following commencement of any public trading market the sales price of the common stock will likely fluctuate in accordance with market price.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.











        The date of this prospectus is June 6, 2003.




[Illustration: schematic architecture of m-Wise core technology - the MOMA platform]
        PROSPECTUS SUMMARY

        The following is only a summary of the information, financial statements and notes included in this prospectus.

m-Wise

        m-Wise develops, manufactures and supports a wireless middleware technology. This middleware, a wireless application gateway marketed under the brand MOMA Gateway, provides billing, reporting, provisioning, third-party management, development, content, customer relationship management and application platforms for cellular operators and wireless Application Service
Providers.  Our clients include  prominent global wireless  application  service providers (WASP) and wireless operators. Our channel partners include Hewlett-Packard in Asia, Siemens globally, Comverse globally and Ericsson EMEA (Europe, Middle East and Africa).

        m-Wise's technology allows our clients to enable consumers to utilize and purchase data and multimedia value added services such as applications for handset personalization (such as ringing tones and images), news, entertainment and chat via cell phones and other wireless devices. We primarily operate through channel partners, such as original equipment manufacturers, and regional sales representatives to sell our products. m-Wise's revenues are primarily derived from license fees and we spend a significant portion of our revenues on continuing research and development.
 Our cumulative losses as of March 31, 2003 were $7,709,694.   The segment of
the technology industry in which we operate has been characterized by volatility and financial instability.


The Offering

        The offering is being made by the selling stockholders.

        Securities Offered:             8,595,632 shares of common stock.

        Initial Offering Price          $1.00 per share.

        Offering Period:                Until [12 months from effective date]

        Risk Factors            The securities offered hereby involve a high
 degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors".

Common stock Outstanding(1) Before Offering:    23,419,255(1) shares

Common stock Outstanding After Offering:                 23,419,255(1) shares

(1) Based on 5,174,554 shares of common stock outstanding as of March 31, 2003, as well as 9,707,745 shares of common stock currently issuable upon conversion of 268,382 Series A, 489,456 Series B and 6,315,258 Series C preferred stock, as of March 31, 2003, but does not include a warrant exercisable for 56,180 Series A preferred stock and 8,480,775 shares of common stock currently issuable upon exercise of outstanding warrants and options for nominal consideration (par value $.01), on an as-converted basis. All above mentioned calculations were made on a fully diluted and as-converted basis, whereby the conversion and exercise of every preferred share and all warrants, options and shares of preferred or common stock reserved for grant under m-Wise's employee stock option plans were calculated as if all such shares, warrants and options were converted or exercised.

        The corporate offices of m-Wise are located at 10 Hasadnaot Street, Herzeliya Pituach, Israel 46728, and its telephone number is +972-9- 9581711. Risk Factors

        The securities offered hereby are highly speculative and very risky. Before you purchase, consider the following risk factors and the rest of this prospectus.

        RISK FACTORS


Without additional equity or debt financing we cannot carry out our business plan.

        Our current business plan will involve substantial costs, primarily those costs associated with the restructuring of the Company's subsidiaries and supporting the sales efforts of our channel partners. While cash generated by operations will cover most of such costs, any current anticipated revenues will be insufficient to cover all of such costs. Our auditors have included an explanatory paragraph in their report on our financial statements relating to uncertainty of our business as a going concern. If we are unable to obtain bank financing or financing from debt or equity offerings, when needed, we may be forced to curtail our operations and our future growth plans, which could negatively affect our revenues, potential profitability and the value of your investment.


Our quarterly revenues could fluctuate and lead to performance delays.

        Our results of operations have fluctuated in the past and, we believe, are likely to continue to fluctuate from period to period depending on a number of factors, including but not limited to the timing and receipt of significant orders, the timing of milestone payments within the license schedules, the timing of completion of contracts, increased competition, or changes in the demand for our products and services. Timing of sales could cause a lack of cash and delay our completion of contracts, and we could face cancellation of contracts for that reason. Because m-Wise currently recognizes revenue mostly on a percentage of completion method, delays in completion of certain contracts has caused and may cause delays in recognition of revenue and, consequently, has caused and may cause unanticipated fluctuations in quarterly results. Since our expense levels are relatively fixed and are based upon expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, our operating results are likely to be adversely effected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue. As a result of the significant operating expenses related to start up operations, operating results will be adversely affected if significant sales do not materialize, whether due to competition or otherwise. There can be no assurance that m-Wise will be able to grow in the future or attain profitability.

        Dependence on wireless industry makes us vulnerable to problems inherent in that industry.

        All of our products are designed for the wireless communications industry. In the past few years, that industry has been rapidly changing. Many wireless providers have proven to be financially unstable, and have been unable to pay their debts. Several of our clients defaulted on contracts in fiscal 2001 and 2002. In the future we can expect this uncertainty as well. We might devote significant resources to obtain a contract, and we might even begin to perform under a contract and not receive full or any payment for our services and technology. Adherence to this business practice requires substantial funding, which we may not have in the future.

        Anti dilution rights of preferred stock limits our ability to raise capital without significant dilution.

        Series A, Series B and Series C preferred stock convert to common stock upon a firm commitment underwritten public offering of m-Wise's common stock which reflects a pre-offering valuation of m-Wise of at least $50 million, upon the date specified by written consent or agreement of holders of at least a majority of the shares of Series B preferred stock then outstanding, or voluntarily upon the election of each holder of such stock, none of which have occurred to date. The conversion rates of the Series B and Series C preferred stock are subject to anti dilution protection in the event m-Wise sells shares of common stock at less than $1.28 (reflecting anti dilution adjustments to the Series B preferred stock conversion price due to the issuance of Series C preferred stock) and $.048 per share, respectively.. m-Wise has granted options to purchase Series B preferred stock under existing stock option plans and warrants, and may grant such additional options or warrants in the future, and the Series B preferred stock underlying such options will also bear anti-dilution rights. Consequently, any offering by us of our common stock at less than these prices will cause a corresponding increase in the number of common shares issuable upon conversion of the Series B and Series C preferred stock.

Our stockholders have pre-emptive rights to purchase securities of m-Wise, which could impair our ability to raise capital.

        Except for certain exempt issuances set forth in our Certificate of Incorporation, our stockholders have certain pre-emptive rights to purchase their pro-rata portion of any of our securities which we may, from time to time, propose to sell and issue. Unless these rights are waived by all stockholders, the delay occasioned by the procedures inherent in the pre-emptive right could make outside equity financing difficult or impossible.


Changing technology can render our products obsolete unless we innovate.

        Technology and consumer demand has created the wireless data value added services (VAS) industry in only a few years. If m-Wise is unable to continually upgrade and enhance its technology it will not continue to achieve sales. All our products are custom designed based on our proprietary platform, so that we often must begin enhancements and upgrades to our technology even before we have a contract which will employ such upgrades. New communications technologies could make wireless devices obsolete, and if m-Wise were unable to adapt its expertise to that new technology it would also be unable to continue to achieve sales.

We operate internationally and are subject to currency fluctuations, which could cause us to lose money even if operations are profitable.

        m-Wise currently operates directly and through our channel partners and agents in the European Union, United Kingdom, Singapore and Taiwan. Our research and development operations are conducted in Israel and we expect to operate in additional markets, each with its own currency. Contracts can be denominated in one of several currencies. A change in currency rates could cause us losses as we perform under the contract or as we are paid. We do not engage in currency trading operations to minimize this risk, but we might if warranted in the future. Also, revenue of m-Wise earned abroad may be subject to taxation by more than one jurisdiction, and this would reduce our earnings.


m-Wise is dependent upon certain major customers, and loss of such customers could adversely affect our revenues and profitability.

    In the year ended December 31, 2002, approximately 73% of our sales were from sales to threecustomers, and 36% of sales were to one customer. The agreement with a customer typically includes a down payment over a period in which our system is installed, and subsequent payments which are a function of actual use by the end-users of the system. At the current stages of our business, the loss of any one of our major customers would seriously affect our revenues and profit.



Software can be defective and cause us losses.

     Our technology embodies software. From time-to-time software can contain undetected errors or failures, and cause delays or loss of service to our customers.

Our technology is proprietary and loss of our technology rights would affect our sales or give rise to liability.

     Our technology is proprietary. We rely on copyright, common-law trademarks and trade secret, non-disclosure agreements and other contractual provisions to protect our proprietary ownership. If our technology is wrongfully appropriated it will affect our ability to compete. If our technology is alleged to infringe on others' proprietary rights, we could be required to modify our technology around the alleged infringement, pay a license fee or be engaged in expensive litigation.

Antitakeover   provisions  discourage  hostile  takeovers  and  can  reduce  the likelihood of stockholder's receiving a premium from a takeover.

        Our Certificate of Incorporation gives the holders of preferred stock the right to elect four of the five authorized directors, and two holders of common stock, Putchkon.com LLC and Proton Marketing Associates LLC, also hold a majority of the issued Series B preferred stock and were additionally granted options to purchase Series B preferred stock. Holders of Series C preferred stock are entitled to elect two members of the Board but have not done so to date. As such, our officers, directors, founders and certain other stock holders currently control the outcome of all matters submitted to a vote by the holders of our common stock, including the election of our directors, amendments to our Certificate of Incorporation and approval of significant corporate transactions. Additionally, our officers/directors could delay, deter or prevent a change in our control that might be beneficial to our other stockholders. In addition, our Certificate of Incorporation also provides that upon occurrence of certain events such as mergers or acquisitions, the holders of preferred stock are entitled to receive m-Wise assets in preference to common stockholders, and also gives preferred stockholders many other preferences. One of the effects of all these provisions is to deter a takeover of m-Wise, even though there may come a time in the future when a takeover would enable common stockholders to realize more value for their shares.

Our auditors have rendered a going concern emphasis opinion on our financial statements.

        Our auditors have expressed concern as to our ability to continue as a going concern. If our business is ultimately unsuccessful, the assets on our balance sheet could be worth significantly less than their carrying value and the amount available for distribution to stockholders on liquidation would likely be insignificant.

Penny stock rules could make it hard to resell your shares.

        m-Wise's common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board. The OTC Bulletin Board may not approve our listing. Consequently, the liquidity of m-Wise's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of m-Wise, and lower prices for m-Wise's securities than might otherwise be attained.

        In addition, the "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

U.S. investors may have trouble in attempting to enforce liabilities based upon
 U.S. Federal securities laws against us and our subsidiaries and our non-U.S. resident directors.

Our research and development operations are conducted through our subsidiary, m-Wise Ltd., which is incorporated and located in Israel and our marketing and sales operations are conducted through channel partners and regional sales representatives. All of our tangible assets are located outside the United States. In addition, all of our directors are foreign citizens. As a result, it may be difficult or impossible for United States investors to serve process within the United States upon management or to enforce judgment upon management for civil liabilities in United States courts.

Risks Related to our Location in Israel

Our research and development facilities are located in Israel and we have important facilities and resources located in Israel which could be negatively affected due to military or political tensions.

        Our Israeli subsidiary, m-Wise Ltd., is incorporated under the laws of the State of Israel and our research and development facilities as well as significant executive officers are located in Israel. Although a substantial portion of our sales are currently being made to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies which may limit our ability to make sales in those countries. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

Certain  of our  officers  and  employees  are  required  to serve in the Israel
Defense Forces and this could force them to be absent from our business for extended periods.

Several male employees located in Israel are currently obligated to perform up to thirty-six (36) days of annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

The rate of inflation in Israel may negatively impact our costs if it exceeds the rate of devaluation of the NIS against the dollar.

Substantially all of our revenues are denominated in dollars or are dollar-linked, but we incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels (NIS). In 2002, 48%, and in the three months ended March 31, 2003, 56%, of our costs were incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US Dollar or that the timing of this devaluation will lag behind inflation in Israel. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Inflation and Currency Fluctuations."

        ADDITIONAL INFORMATION

        m-Wise has filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to m-Wise and the securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates during regular business hours. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. m-Wise will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. This request should be directed to m-Wise at 10 Hasadnaot Street, Herzeliya Pituach, Israel 46728, telephone +972-9- 9581711. Our Registrant Agent offices in the Unites States are Jehu Hand, Hand & Hand, a professional corporation, 24351 Pasto Road Suite B, Dana Point, California 92629, Tel. (949) 489-2400; Fax (949) 489-0034.

        m-Wise is required to file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington , D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, m-Wise intends to make available to its shareholders annual reports, including audited financial statements and such other reports as m-Wise may determine.

        DIVIDEND POLICY

        m-Wise has not paid any dividends on its common stock. We are prohibited from paying dividends under certain promissory notes in the aggregate amount of $1.8 million held by Syntek Capital AG and DEP Technology Holdings Ltd. m-Wise currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

        MARKET PRICE OF COMMON STOCK

        Our common stock has never been traded. As of March 31, 2003, there were 11 record holders of stock of m-Wise, including 8 record holders of common stock.

        There are currently outstanding warrants for the purchase of 56,180 shares of Series A preferred stock (56,180 shares of common stock, on an as converted basis) and 180,441 shares of Series B preferred stock (1,170,963 shares of common stock on an as converted basis); 1,074,636 shares of Series B preferred stock (6,859,200 shares of common stock on an as converted basis) and 450,612 common stock reserved under employee stock option plans pursuant to which additional shares may be issued; and an Investors' Rights Agreement with the holders of Series A, Series B and Series C preferred stock. As of March 31, 2003, 23,419,254 shares of common stock or shares currently convertible into common stock are issued and outstanding, on a fully diluted, as converted basis, including the 8,595,632 shares of common stock which have been registered for resale via this prospectus. There are 19,139,133 shares of common stock or common stock equivalents which can be resold in the public market in reliance upon the safe harbor provisions of Rule 144.


        MANAGEMENT'S DISCUSSION AND ANALYSIS

        m-Wise commenced operations on February 2000, upon incorporation, and was initially primarily based upon providing pan-European wireless application service provider operations by hosted MOMA Gateway services to customers in the United Kingdom, Spain, France and Italy. We established data centers in Spain, Italy and France that were connected to our main data center in the United Kingdom. We had connectivity and billing arrangements with cellular operators that enabled us to provide our hosted services. Altogether we were enabling delivery and billing of data VAS to over 100 million wireless users by our clients, such as content and media providers, advertising agencies and entertainment companies.

m-Wise gained strong credibility and experience as a WASP during calendar 2000 and 2001, while it continued to build and develop its wireless middleware product. The WASP operations provided m-Wise the ability to commercially test its product across multiple geographic and vertical markets, to test its Gateway's management of multiple applications and services across various operators and partners, and to test its time-to-market and cost efficiencies in developing VAS using different bearersand forms of interaction (e.g. SMS, IVR and J2ME). SMS, which stands for Short Messaging Service, is built into all GSM cellular phones and enables subscribers to send and receive text messages of up to 160 characters. IVR, which stands for Interactive Voice Response, is utilized for billing certain VAS using premium-rate fixed-line phone systems. J2ME, which utilizes Java technology built into certain cellular phones, enables applications to be written once for a wide range of devices, to be downloaded dynamically, and to leverage each device's native capabilities. However, m-Wise lacked sufficient financial and management resources to dominate the pan-European WASP market and achieve profitability. In the year ended December 31, 2001 m-Wise had revenues of $585,894 and a net loss of $4,033,913. By December 31, 2001 m-Wise had invested $569,389 in equipment and had capital and lease costs of $193,631 in calendar 2001.

Due to the high costs and low revenues in the European application service provider (ASP) market, m-Wise's management has decided to transition its focus toward installing and licensing its middleware technology at cellular operators and WASPs worldwide, and to operate through channel partners and regional sales representatives to sell our products. Therefore, m-Wise's management decided to liquidate, or allow the liquidation of the UK subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. These subsidiary companies have effectively ceased conducting business, and the liquidation process is expected to take place within the next few months.

In calendar 2002, m-Wise's management commenced a transition away from pan-European WASP operations and toward installing and licensing its middleware technology at cellular operators and WASPs worldwide. Our shift away from hosted wireless application services using our Gateway enabled us to focus more on the core middleware benefits of our technology in fiscal 2002. This shift toward installed gateways also coincided with growing interest, as documented by wireless industry analysts such as Ovum, among cellular operators and service providers for wireless middleware's capability to support strategic service delivery.

In fiscal 2002 m-Wise channeled its research and development efforts to enhance and update its middleware technology to interface with advanced and emerging wireless technologies such as MMS (Multimedia Messaging Service - delivery of highly enhanced images and audio files) and J2ME. We also upgraded our middleware platform to incorporate modules for application deployment and management, for centralized management of multiple VAS and multiple third-party content and media providers, and for managing increased data traffic and real-time billing and reporting requirements.

m-Wise also focused its efforts during this period toward establishing distribution channels via original equipment manufacturer (OEM) and white-label partnerships with major IT vendors and system integrators. During this period, we took important steps to move from a direct sales strategy to using channel partners and OEM to distribute our products. m-Wise is therefore building partnerships with large OEMs and system integrators that already have large sales teams, existing relationships with cellular operators, the visibility and brand value to interest potential new clients and the requisite financial backing to support the long sales cycle and finance m-Wise's customers where necessary. m-Wise has formed agreements with Hewlett-Packard in Asia for Hewlett-Packard to license, install and support the m-Wise MOMA Gateway for cellular operators in Asia, and with Comverse's subsidiary, Starhome, to host the m-Wise MOMA Gateway at the Starhome facilities and sell hosted wireless VAS services to cellular operators using the m-Wise MOMA Gateway. There is no guarantee that these partnerships will generate revenues, or that new partnerships will be formed.

        In the year ended December 31, 2002 our total revenue were $1,619,112 and our net loss was $2,255,988. In the three months ended March 31, 2003, our total revenue was $192,324 and our net loss was $244,007. This represents a significant improvement with respect to the 1st quarter of 2002, where we achieved sales of $214,028, but a loss of $773,124. The principal reason for this improvement is the drastic downsizing in m-Wise's operational costs, personnel, network and ISP services, and its European subsidiaries. The restructuring process and the change in the sales strategy involving a transition from direct sales to channel sales - has resulted in fewer sales than in the last quarter of 2002, as the sales cycles become longer.

        As of June 2003, m-Wise will need from $600,000 to $1.2 million in cash until the end of 2003, for general and administrative costs, research and development for middleware upgrades to maintain our technological competitiveness, strengthening and expanding our OEM, white label and sales representative distribution channels; and vertical expansion such as entry into voice, voice mail and roaming market areas. The cash estimate varies depending on whether or not we obtain contracts currently under negotiation. Under our contracts the license fee is paid in stages based upon milestones, such as installation, acceptance tests and commercial launch. There is also an average 15% license fee paid as annual maintenance. Delays in installation, etc. (and corresponding delays in revenue recognition) can be caused by delays in services we rely upon from third-parties (e.g. if the client's premises are not ready, if the hardware is not delivered on schedule for the installation, etc.)


        m-Wise has historically funded its need for cash not funded by operations by bank debt, stockholders loans and by sales of its equity. Initial capital for m-Wise was derived from an aggregate investment of $1.3 million from Cap Ventures Ltd. To date, m-Wise raised an aggregate of $5,300,000 from placements of our equity securities (including the investment by Cap Ventures and a $4,000,000 investment by Syntek Capital AG and DEP Technology Holdings Ltd.). m-Wise was also extended a loan in an aggregate of $1,800,000 from Syntek Capital AG and DEP Technology Holdings Ltd. (See "Certain Transactions") and as of that date we had no funds available to us under bank lines of credit. Apart from a credit line agreement with Miretzky Holdings Ltd., under which we have received approximately $250,000 as of March 31, 2003, we do not have any agreements or understandings with respect to sources of additional capital. Even if we are successful in obtaining the required funding, we probably will need to raise additional funds in 2004.

        Information included in this prospectus includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, will, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

        Our auditors have included an explanatory paragraph in their report on our financial statements, relating to the uncertainty of our business as a going concern, due to our limited operating history, our lack of historical profitability, and limited funds. Management believes that it will be able to raise the required funds for operations from bank financings, or from one or more future offerings, and to be able to achieve our business plan. Risks inherent in the business as discussed under the caption "Risk Factors" may affect the outcome of Management's plans.


        BUSINESS


Background

        m-Wise was incorporated in Delaware in February 2000 under the name of Wireless Auctions, Inc. We develop, manufacture, market and support a software and hardware-based wireless application gateway marketed under the brand MOMA Gateway. The MOMA Gateway provides middleware technology that enables cellular operators and WASPs, to provide data and multimedia value-added services and content to their wireless subscribers. Our Gateway is an end-to-end application and middleware platform that includes monitoring, billing, reporting, content management, customer care, application development, generic application engines, third-party provisioning and centralized third-party management tools. These services are called VAS, for "value-added services", in the wireless industry. m-Wise's platforms have been utilized since March 2000 in over 300 applications across more than 20 European and Asian networks for over 50 various internationally known content and media providers. These include applications such as games, information services, alerts, advertising and promotions, which were developed and delivered on a hosted basis for content and media providers. Since the second half of 2002, m-Wise has terminated its provision of hosted MOMA gateway services to concentrate on licenses and installed sales of its technology.

        We operate mainly through m-Wise Ltd., our wholly-owned subsidiary in Israel. We currently sell our MOMA Gateway directly and through representative offices in Taiwan and Singapore. In addition we have entered into prime contractor arrangements with Siemens and Ericsson EMEA.

Industry Background

Growing Market for Value-added Services.

        The wireless communications market primarily consists of cellular telephone networks, but also includes pagers, personal digital assistants, and private mobile networks such as those used by utility companies and delivery services. Value-Added Services constitute significant additional revenue sources for wireless networks, and have become essential components of cellular services in only a few years. This has been documented by industry analysts and journalists, as well as by the financial reports from various cellular operators that describe data services as a growing percentage of the carriers' revenues.

        Originally utilized solely for telephone communications, the wireless phone networks have added data and multimedia content for the benefit of their subscribers, such as:

* SMS - short message service - enables subscribers to send and receive short (160 character) text messages and graphics images; * EMS - enhanced message service - enables subscribers to send and receive high quality images and graphics; * MMS -multimedia messaging service - enables the delivery of further enhanced images and audio files; * WAP - web application protocol - enables subscribers to access the internet and send and receive email; * Interactive media, such as quizzes and online gaming, including Java (J2ME) technology; * Subscriber information, such as stock quotes or sports news; * "Push" technology, enabling content providers to broadcast advertisements to subscribers; and * Entertainment media, including radio stations, music and magazines.

The wireless middleware market represents a combination of the wireless telecommunications providers and mainstream IT industries. Providers developing middleware technology supply a means of integrating the wireless telecommunications providers, mainstream IT, and content and media provider industries to deliver VAS to wireless subscribers. The introduction of the wireless VAS industry has put an onus on cellular operators and service providers to use their internal operational infrastructure as an externally-facing, strategic service delivery platform. Wireless middleware technology seeks to form a crucial part of this platform, thus facilitating the cellular operators and service providers' efforts to connect to content partners and then deliver compelling services to their wireless subscriber base, regardless of the device used by the subscribers.

Growing Importance of Middleware

        m-Wise's MOMA Gateway provides a centralized approach to middleware. m-Wise views the role of its middleware as central to the service offering by reducing the complexity in the supply chain. Wireless operators and WASPs currently negotiate with a large number of industry players to deliver content, including access providers, payment providers, content aggregators and applications developers. m-Wise emphasizes its business case as reducing service development costs for wireless operators and WASPs by providing a single horizontal platform on which to build and deliver VAS, and on which to manage VAS content and billing relationships. We believe that the single middleware solution reduces the time spent negotiating with third parties to implement and run new services and then manage those agreements.

We believe that middleware will play a central role in the wireless operator and WASP's service delivery offering. The core middleware will be installed on the operator and WASP's network to fulfill the functions of service development and management, with smaller versions of the gateway installed at the operator or WASP's subsidiaries in additional geographic markets to share central sources of information. This approach lowers the costs for the operator by centralizing the processes that are currently built individually by content provider, geographic market and other criteria.


The m-Wise Strategy

        m-Wise believes that it was early to recognize the role of middleware in an increasingly complex platform strategy, and that it positioned itself to successfully prove the capacity of its application gateway to act as middleware for wireless VAS regardless of different standards, device types and billing standards. One of the ways in which m-Wise is promoting its middleware technology is by addressing wireless operators and WASPs' requirements for a centralized platform on which to build and manage VAS content and applications from a number of different providers. In a similar approach, m-Wise is targeting WASPs in order to provide them with a centralized platform on which to develop and deliver their own service offering.


The m-Wise Solution

        m-Wise's MOMA Gateway middleware provides operators and service providers of wireless data systems an end-to-end range of functionalities necessary to develop, manage and launch wireless VAS and transactions. These functionalities include, among others:

* Minimize the capital, commercial, training and technical requirements by providing a common platform for the operator or WASP's IT, marketing, customer care and billing departments to manage current and next-generation wireless VAS;
* Minimize costs by providing a common platform for all third-party content and service providers to connect and bill through the operator or WASP's wireless network; * Increase VAS revenues by accelerating the time to market for third-parties, and by increasing the number of content providers, media companies and other enterprises able to enter the wireless VAS market; *
Eliminate the common problem of un-billed premium VAS for pre-paid wireless subscribers by integrating in real-time with the operator's legacy pre-paid billing system to ensure that an adequate pre-paid account balance exists prior to delivering the VAS to the subscriber; * Centralize and itemize the operator or WASP's reporting and billing for all VAS by third party, delivery channel (e.g. SMS, MMS or other) or billing mechanism (e.g. premium messaging, IVR, pre-paid data-card or other); and * Mitigate many typical problems, such as real-time billing, anti-spam policies, itemized VAS billing and adequate customer support, through the delivery of a live window and centralized controls for all VAS, billing modules and third-party providers.


Products

        We developed products which we sell to companies to effectively reduce their middleware related delivery costs and expenses. These products are sold as our complete MOMA Gateway wireless middleware technology, or as components of this technology.

Our products, which are described below, include:

* The MOMA Gateway;
* The MOMA MMS Gateway, which retains the middleware functionality included in the MOMA Gateway for MMS VAS; * The MOMA J2ME Gateway, which retains the middleware functionality included in the MOMA Gateway for J2ME VAS; * The MOMA Software Development Kit (SDK); * The MOMA Application Programming Interface
(API); * The MOMA Billing Module; and * The MOMA Generic Application Engines.

Our MOMA Gateway capabilities and derivative products include:

* Support for VAS standards via SMS, EMS, MMS, WAP, USSD, IVR, J2ME, Web, e-mail, pager and other channels;
* Provisioning with robust XML-based Application Programming Interface (API) that reduces investments in content provider interfaces;
* Content-based billing module that integrates with existing billing systems, manages premium messaging billing solutions, provides a pre-paid data card integrated billing platform and supports billing via IVR, credit and debit cards, and e-wallets; * Central reporting module with itemized reports and tracking of all VAS and content providers; * Central monitoring console to constantly monitor the hardware, off-the-shelf software, services, processes, connections and critical applications within the MOMA Gateway infrastructure, and utilize flexible rule-based SMS and email alerts to notify the cellular operator or wireless ASP of any monitoring issues; * Application development via the web-based rapid Software Development Kit (SDK); * Generic application engines with automatically generated web-based administrative and CRM back-ends for VAS applications such as SMS and MMS alerts, games, voting, digital content delivery and push; and * Customer care solution to manage subscriber queries for different services and providers, with user and session specific data, user charge profile and credit balance, and XML interface data exchange with external customer relationship management (CRM) systems such as those of Vantive and Siebel.

The gateway currently connects to the operator's SMSC, MMSC, WAP gateway, GPRS bearer and billing systems. It has built-in generic applications engines, which include alerting platforms, games platforms, digital content delivery, community platforms, push platforms, media platforms and promotions platforms. Customers have the option to take the full gateway solution or components of the solution. Each of the platforms retains the middleware functionality included in the MOMA Gateway.


        m-Wise's MOMA Gateway, embodied in hardware and software technology, provides operators of mobile data systems the capability to offer the above and other interactive content. Our technology enables necessary billing and customer service functions and interfaces with commercially available media content.

Customers

        m-Wise's current wireless data customers include prominent global wireless application service providers (WASP) and wireless operators. For 2002,
 36% of our revenues were derived from our contract with one customer and 73% with three customers.

Partners

        m-Wise primarily operates through channel and OEM partners and regional sales representatives to distribute and sell its products. We are currently negotiating agreements or have formed partnerships with Hewlett-Packard in Asia for installed middleware sales to cellular operators and with Comverse's subsidiary, Starhome, for hosted gateway sales to cellular operators worldwide. We also have recently established a prime-contractor relationship with Siemens globally and Ericsson EMEA. Under these contracts, a wireless carrier requests a major vendor to be the front supplier on our behalf, in return to a certain mark-up, typically 20-30%. There is no guarantee that these partnerships will generate revenues, or that new partnerships will be formed.

        m-Wise has formed partnerships with several market leading content aggregators and creators, which aggregates VAS content and applications from dozens of providers around the world. These agreements enable m-Wise to, where required by its cellular operator or WASP clients, also provide
VAS content and applications along with its middleware licenses.

Research and Development

        m-Wise devotes significant resources to research and development. In January 2003 m-Wise and Hewlett Packard were jointly awarded an SIIRD Grant (a joint Israeli Singapore government grant of $186,343 USD) to upgrade the MOMA Gateway to support MMS and J2ME (Java technology for wireless applications) for wireless carriers in the Far East. We expect to continue significant research and development activities to integrate new technologies into our gateway. In the years ended December 31, 2001 and 2002 we expended $1,902,777 and $1,923,806, respectively, in research and development activities.

        The Israeli subsidiary, m-Wise Ltd., was granted an "Approved Enterprise" status from the Israeli Ministry of Industry and Trade, for the expansion of its facilities in the city of Ra'anana (currently Herzliya) in Israel. The Approved Enterprise status grants the subsidiary certain tax benefits and requires it to fulfill certain conditions and criteria, such as notify the Ministry with respect to, for example, the progress of and any change in its performance or its corporate structure and operations. Also, the subsidiary is required to obtain approval from the Ministry for certain transactions, including changes in its corporate equity holding of more than 49% of its ownership, whether by private placement or a public offering on a stock exchange.

Intellectual Property

        Our  intellectual  property  rights are  important to our  business.  We protect our intellectual property rights with a combination of copyright, the use of contractual provisions with our customers and partners embodied in our license and partnership agreements, and procedures to maintain the confidentiality of trade secrets. Most of our intellectual property is embodied in software. The functionality of all software can eventually be reverse engineered, given enough time and resources. We rely on common law for protection of our trademarks "MOMA Gateway" and "m-Wise".

Competition

        We encounter competition from numerous competitors, including hundreds of smaller companies addressing niche content markets. Our larger competitors include Cash-U Mobile Technologies Ltd. in SMS and MMS, Mobilitech, Inc. in J2ME and centralized technology platforms (middleware), Akumitti Ltd. in digital content platforms, Openwave Systems Inc. in application platforms, and LogicaCMG and Materna GmbH Information & Communications in the middleware arena. We believe our competitive strengths are our superior technology, which was greatly enhanced since its release, and our technical experience in integrating our middleware with various third-party technologies already existing within the cellular operator or WASP's network (e.g. SMSCs, MMSCs and legacy billing systems). We also believe our competitive strengths are further enhanced by our strong presence in the market through our sales to large local and global content providers in each of the relevant vertical markets, partnering with industry-leading global and regional OEM/channel partners as well as local sales representatives, flexibility, and commercial experience in the industry.

Employees

        m-Wise and its subsidiaries employ an aggregate of 12 employees, including their officers. Two employees are engaged by m-Wise and 10 employees are employed by m-Wise Israel. We believe our employee relations to be excellent. None of our employees is represented by a labor union, and all are full time.

Since m-Wise has determined to pursue an aggressive objective, which will require it to maintain competitive advantages in a range of areas, we intend to maintain a small core of highly skilled technical experts in key areas. This team will be responsible for maintaining the leadership of the technology platform, designing the future technology upgrades and products, and utilizing outsourced development firms on an as-needed basis to implement the necessary codes and assist in dealing with peaks derived from sales and projects.

We anticipate that managing growth during 2004-2005 while maintaining a small core team will require m-Wise to hire, as required by growing sales volumes and distribution channels, a few additional personnel for technical support, account management and sales support for the distribution channels.

Israeli law and certain provisions of the nationwide collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (the Israeli federation of employers' organizations) apply to our Israeli employees. These provisions principally concern the maximum length of the work day and the work week, minimum wages, paid annual vacation, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We provide our employees with benefits and working conditions above the required minimum. Furthermore, pursuant to such provisions, the wages of most of our employees are subject to cost of living adjustments, based on changes in the Israeli CPI (Consumer Price Index). The amounts and frequency of such adjustments are modified from time to time. Israeli law generally requires the payment of severance pay upon the retirement or death of an employee or upon termination of employment by the employer or, in certain circumstances, by the employee. We typically fund our ongoing severance obligations for our Israeli employees by making monthly payments for manager's insurance policies and severance funds. Severance pay expenses amounted to $43,689 in 2002 and $7,761 for the three months ended March 31, 2003.

Israeli law provides that employment arrangements with employees who are not in senior managerial positions, or whose working conditions and circumstances do not facilitate employer supervision of their hours of work, must provide for compensation which differentiates between compensation paid to employees for a 45 hour work week or for maximum daily work hours and compensation for overtime work. The maximum number of hours of overtime is limited by law. Certain of our employment compensation arrangements are fixed and do not differentiate between compensation for regular hours and overtime work. Therefore, we may face potential claims from these employees asserting that the fixed salaries do not compensate for overtime work, however, we do not believe that these claims would have a material adverse effect on us.

Facilities

        The Israeli company offices are located at 10 Hasadnaot Street, Herzeliya Pituach, Israel 46728, in leased office space of approximately 250m(2).

Israeli Tax Consideration

Pursuant to the Law for the Encouragement of Capital Investments (1959), the Government of the State of Israel, through the Investment Center, has granted an "Approved Enterprise" status to our Israeli subsidiary's facility in Ra'anana (currently Herzlyia). Consequently, we are eligible for certain tax benefits for the first several years in which we generate taxable income. We have not, however, begun to generate taxable income for purposes of this law and we do not expect to utilize these tax benefits for the near future. The benefits available to an approved enterprise are dependent upon the fulfillment of certain conditions and criteria. If we fail to comply with these conditions and criteria, the tax benefits that we receive could be partially or fully cancelled and we could be forced to refund the amount of the benefits we received, adjusted for inflation and interest. We currently believe that we will be entitled to receive these benefits, although there can be no assurances that we will be able to do so at this time. From time to time, the Government of Israel has discussed reducing or limiting the benefits. We cannot assess whether these benefits will be continued in the future at their current levels or at all.


        Legal Proceedings

On January 10, 2003, Marsa Holdings Limited ("Marsa") filed a Winding-Up Petition in the High Court of Justice, Chancery Division, Companies Court for a compulsory liquidation order against the UK subsidiary, m-Wise Limited. The Petition was filed with respect to a debt in the amount of (pound)34,728.97 due by m-Wise UK to Marsa under a certain lease agreement. The first hearing was held on February 26, 2003, and an order was made adjourning the petition to April 9, 2003. m-Wise has not contested this procedure.


MANAGEMENT

Directors and Executive Officers

        The members of the Board of Directors of m-Wise serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are our directors and executive officers.

        Name                    Age             Position

        Mordechai Broudo        44          Chief Executive Officer and Director
        Shay Ben-Asulin         35          Chairman of the Board and Secretary
        Gabriel Kabazo          30              Chief Financial Officer
        Asaf Lewin              38              Chief Technology Officer


Mr. Mordechai Broudo co-founded m-Wise and has been a director since our inception. Mr. Broudo has been acting as our Chief Executive Officer since
June 2001. Before founding m-Wise, Mr. Broudo was the Chief Technology Officer of Need2Buy.com, Inc., a business-to-business Internet company funded by Mitsubishi and several leading venture capital firms, from November
 1999 to March 2000. From January 1997 to April 1998, Mr. Broudo served as the Managing Director of the New York office of Mercado - DTL, a provider of advanced intelligent data management systems. Mr. Broudo received a Bachelor's Degree in Computer Science from Queens' College, New York, in 1991.

Mr. Shay Ben-Asulin co-founded m-Wise and has been a director since our inception. Mr. Ben-Asulin has been acting as our President and Chairman of the Board of Directors since June 2001, focusing mainly on our European operations, corporate strategy and funding and product planning. Before founding m-Wise, Mr. Ben-Asulin served as the Business Development and Wireless Content Manager, from April 1999 to March 2000, of PassCall Advanced Technologies Ltd., an Israeli start-up company based in New York, focused on web-based content and applications to wireless phones. In this position, Mr. Ben-Asulin acquired extensive knowledge and expertise of the wireless communications market, and developed sales and business development channels with US cellular operators, system integrators and media companies. From January 1998 to September 1999, Mr. Ben-Asulin served as the Chief Executive Officer of Mishin Investments Ltd., a privately-owned company that promoted multinational projects and investments in the Middle East region through business alliances in Israel and countries such as Jordan, Oman, Qatar and Egypt.


Mr. Gabriel Kabazo, CPA, serves as our Chief Financial Officer since October 2002. From August 2000 to September 2002, Mr. Kabazo was the Controller of On Track Innovations Ltd., a high-tech manufacturing company in the business of contactless smart cards traded on the NASDAQ, with several subsidiaries worldwide (North America, South Africa, Asia and Europe) and over 200 employees, where he supervised the finance and accounting activities of the various subsidiaries, the ongoing management of the accounting department, preparation of budget plans, financial reports and reports to the SEC. Mr. Kabazo has led several initiatives to enhance efficiency and reduce company spending as required from market conditions and played a principal role in the preparation of On Track Innovations Ltd.'s public offering, working closely with company management, external attorneys and underwriters. From December 1997 to July 2000, Mr. Kabazo worked as a CPA, Senior Level, at Luboshitz Kasierer, one of Israel's leading CPA firms. Mr. Kabazo received a Bachelor's Degree in Accounting and Economics from the Faculty of Management of Tel-Aviv University in 1997 and is a Certified Public Accountant registered in Israel since 1999.


Mr. Asaf Lewin serves as m-Wise's Chief Technology Officer since June 2001. From August 2000 to September 2000, Mr. Lewin was a co-founder and managing director at eCaddo Ltd., an Israeli start-up company in the field of scheduling/pricing solutions for online directories. Before establishing eCaddo in March 2000, Mr. Lewin oversaw the development of several extensive visual reconnaissance systems at Elron Software (A wholly owned subsidiary of Elron Electronic Industries and a recognized global leader in the development of innovative technology products and services for advanced networking and Internet infrastructures), in the capacity of division manager. Prior to his engagement by Elron Software in 1995, Mr. Lewin was engaged by the development team at the Israeli Air Force Avionics Software Center, where he participated in numerous research and development projects in a variety of languages and development environments. He was honored with an award of excellence from the Israeli Air Force Commander for a certain project. Mr. Lewin received a Bachelor's Degree (cum laude) in Aeronautical Engineering from the Israeli Technion (the Israel Institute of Technology) in 1988.

Executive Compensation

        The following table sets forth the cash and all other compensation of m-Wise's executive officers and directors during each of the last three fiscal years. The remuneration described in the table includes the cost to m-Wise of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of m-Wise's business. The executive officers named below did not receive any manner of compensation in the years set forth below.


Summary Compensation Table

                                          ANNUAL COMPENSATION                                                LONG TERM COMPENSATION

Name and                                           Other Annual            Awards          Payouts         All
        Principal Position              Year            Salary          Bonus           Compensation                         Other
                                                                        Restricted      Securities      LTIP           Compensation
                                                                                               stock   Underlying      Payouts ($)
                                                                                                Awards ($)      Options SARs(#)

 Shay BenAsulin 2002                    $109,992                0               0               0         0       0         0
 Chairman of the Board  2001                    126,498         0               0               0               0               0
                2000                    83,333          0               0               0               0               0         0

Gabriel Kabazo  2002                    $12,658         0               0               0               0               0         0
CFO     2001                    0               0               0               0               0               0
                2000                    0               0               0               0               0               0         0


Mordechai Broudo                2002    $109,992                0               0       0       0       0                     0
CEO                     2001    126,498         0               0       0       0       0                     0
                        2000    83,333          0               0       0       0       0                     0


Gabriel Kabazo's employment commenced in October 2002. The amounts shown for Messrs. Ben Asulin and Broudo include for each $54,996 accrued but not paid in 2002.



Employment Agreements
        Mordechai Broudo has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides m-Wise his services as Chief Executive Officer, for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by m-Wise, without cause, provided that Mr. Broudo receives six months severance pay. Mr. Broudo's current salary is $9,166 per month, plus 24 days paid annual vacation. In addition, m-Wise has a repurchase right with respect to Mr. Broudo's ownership, directly or indirectly (such as through his control of Proton Marketing), of shares, options, warrants or other rights to acquire m-Wise shares, upon termination of Mr. Broudo's employment with m-Wise, which is not termination for "good reason" or without cause. The repurchase right shall expire on January 8, 2004, or upon the occurrence of certain events.


        Shay Ben Asulin has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides m-Wise his services as Chairman of the Board of Directors for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by m-Wise, without cause, provided that Mr. Ben-Asulin receives six months severance pay. Mr. Ben-Asulin's salary is $9,166 per month, plus 24 days paid annual vacation. In addition, m-Wise has a repurchase right with respect to Mr. Ben-Asulin's ownership, directly or indirectly (such as through his control of Putchkon.com, LLC), of shares, options, warrants or other rights to acquire m-Wise shares, upon termination of Mr. Ben-Asulin's employment with m-Wise, which is not termination for "good reason" or without Cause. The repurchase right shall expire on January 8, 2004, or upon the occurrence of certain events
        Asaf Lewin has an employment agreement dated June 1, 2001, as amended, and is employed as Chief Technology Officer. Pursuant to his employment agreement, he receives NIS 33,000 per month. He also receives a manager's insurance policy, which will be transferred to him upon termination of the contract unless his employment is terminated for cause. He also receives a vocational studies fund from m-Wise. His employment agreement may be terminated upon 3 months' notice without cause, or immediately for cause. He has received an option to purchase 139,354 shares of m-Wise's Series B preferred stock, subject to certain vesting schedules and certain other restrictions.

        Gabriel Kabazo has an employment agreement dated October 1, 2002, as amended, and is employed as Chief Financial Officer. Pursuant to his employment agreement, he receives NIS 15,000 per month. He also receives a manager's insurance policy, which will be transferred to him upon termination of the contract unless his employment is terminated for cause. He also receives a vocational studies fund from m-Wise. His employment agreement may be terminated upon one months' notice without cause, or immediately for cause. He has received an option to purchase (i) 5,000 shares of Series B preferred stock and (ii) 60,000 shares of m-Wise's common stock, subject to certain vesting schedules and certain other restrictions.





        m-Wise adopted an Israel Stock Option Plan (2003) (the "2003 Israeli Plan") and an International Stock Option Plan (2003) (the "2003 International Plan") on January 16, 2003, by resolution of its Board of Directors and stockholders, and an Israel share Option Plan (2001) and an International share Option Plan (2000) by resolution of its Board of Directors on February 1, 2001. The Plans enable m-Wise to offer an incentive based compensation system to employees, directors and consultants of m-Wise and its subsidiaries and/or affiliated companies, except for the Israel Stock Option Plan (2001) which does not allow option grants to directors.

        The following table lists the shares authorized and granted under the Plans.


2003 International Plan - 654,390 Shares of Series B Preferred Authorized (4,176,849 common as converted).

                Number
        Name    of Shares       Option Price    Vesting



Proton Marketing    272,413 *  $.01    Fully vested as of the effective date
(currently 1,738,761 shares of common stock, on an as-converted basis)

Associates, LLC
Putchkon.com, LLC   283,994*     $.01    Fully vested as of the effective date
(currently 1,812,680 shares of common stock, on an as-converted basis)

Other Employees 97,983 **                       $.01    Various
(currently 625,407 shares of common stock, on an as converted basis)



       Israel 2003 Plan - 420,246 Shares of Series B preferred stock Authorized (currently 2,682,351 shares of common, on an as-converted basis).

                Shares of
                Series B
        Name    preferred       Option Price    Vesting


Inter-Content Development
for the Internet, Ltd.  194,716*   $.01    1/3 each year commencing 02/01/01
(currently 1,242,836 shares of common stock, on an as-converted basis)

Asaf Lewin      97,546          $.01    1/4 each year commencing 06/01/01
(currently 622,618 shares of common stock, on an as-converted basis)

Asaf Lewin      41,808  **      $.01    1/6 upon grant then 1/6 every six months
(currently 266,853 shares of common stock, on an as-converted  basis)

Gabriel Kabazo  5,000                    $.01  fully vested on October 1, 2003
(currently 31,914 shares of common stock, on an as-converted basis)

Other Employees 69,677**                $.01    Various

        * These options shall immediately vest in the event that (each, a "Liquidation Event"): (i) any of Putchkon.com, LLC (beneficially owned by Mr. Ben-Asulin), Proton Marketing Associates, LLC (beneficially owned by Mr. Broudo) or Inter-Content Development for the Internet Ltd. sells, transfers or otherwise disposes of any of their securities of m-Wise; (ii) if the aforementioned stockholders receive stock or dividends as a result of certain M&A transaction; or (iii) the initial public offering of securities of m-Wise.

        ** In 2003 the Board of Directors resolved to grant certain service providers of m-Wise and its subsidiaries an aggregate of 62,712 options to purchase shares of Series B preferred stock under the Israel 2003 Plan, subject to a certain vesting schedule. If a Liquidation Event occurs prior to July 1, 2005, then the vesting of these options, as well as any additional options to purchase shares of Series B preferred stock to be granted in the future under the 2003 International Plan and/or the 2003 Israel Plan, and unless otherwise determined by the Board of Directors, shall cease forthwith and such grantees shall have no right to receive or exercise any options not vested prior to such date. All such unvested options will be granted, fully vested, to Putchkon.com, LLC (38.46%), Proton Marketing Associates, LLC (38.46%) and Inter-Content Development for the Internet Ltd. (23.08%).

       Israel 2001 Plan - 400,612 shares of common stock.

                Shares of
                common
        Name    stock   Option Price    Vesting


Gabriel Kabazo  60,000  $.01    50% upon October 1, 2003, remainder 1/4 per year

Other Employees         340,000                 $.01    Various

       International 2001 Plan - 50,000 common stock.

Granted - 50,000 shares of common stock.


        In addition, in 2003 m-Wise issued a fully vested warrant to purchase 180,441 shares of Series B preferred stock (currently 1,170,963 shares of common stock on an as-converted basis) at a price of $.01 per share to an Israeli law firm. The shares issuable upon exercise of the Warrant are registered for sale in this prospectus.




International Share Option Plan (2001)

        The International Share Option Plan (2001) is administered by the Board of Directors, or a committee appointed by the Board comprised of one or more directors of m-Wise (the "Administrator"). The Plan provides for the Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant, to employees, directors and consultants of m-Wise and its subsidiaries. There are 50,000 shares of common stock authorized under the Plan. m-Wise may increase the number of shares authorized for issuance under the International Plan or may make other modifications to the Plan without stockholder approval, unless required under applicable law, however, no amendment may adversely change the existing rights of any option holder.

        Any options which have been granted but not exercised may again be used for awards under the Plan.
Nonstatutory stock options may be granted to service providers (employees, directors or consultants of m-Wise and its subsidiaries). Incentive stock options may only be granted to directors, officers and employees of m-Wise and its subsidiaries. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options shall be treated as nonstatutory stock options. Incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant (110% as to any 10% shareholder at time of grant).

        Stock options may be exercised during a period of time fixed by the Administrator except that no stock option may be exercised more than ten (10) years (five (5) years if the optionee holds more than 10% of the voting power of m-Wise) after the date of grant, provided that upon liquidation of m-Wise the vesting of the option may accelerate. If the optionee ceases to be a service provider as a result of death or disability, then the vested portion of the option may be exercised within such period of time as set forth in the option agreement (of at least six (6) months) or for 12 (twelve) months if the option agreement does not specify such date, but in no event later than the expiration term of such option as set forth in the option agreement. Except in the case of options granted to officers, directors and consultants, options may become exercisable at a rate of no less than 20% per year over five (5) years from the date of grant. In the discretion of the Administrator, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, check, or by delivery of promissory notes or consideration received by m-Wise under a formal cashless exercise program adopted by m-Wise in connection with the Plan, or any combination of the foregoing methods of payment. Any option granted under the Plan is exercisable according to the terms of the Plan and of the option agreement and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. Shares issued upon exercise of an option are issued in the name of the Optionee to a trustee, to be held by the trustee on behalf of the optionee until the initial underwritten public offering of equity securities of m-Wise. In the event of a merger of m-Wise with or into another corporation, or the sale of substantially all of the assets of m-Wise, and the successor corporation refuses to assume or substitute the outstanding options, then the option shall fully vest shall be fully exercisable for a period of fifteen (15) days from the date of the notice thereof to the optionee, and the option shall terminate upon the expiration of such period.

Israel Share Option Plan (2001)

        The Israel Share Option Plan (2001) is administered by the Board of Directors, or a committee appointed by the Board. Employees and consultants of m-Wise and its subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 400,612 shares of common stock authorized under the Plan. m-Wise may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of the stockholders of m-Wise. The Plan is designed to conform to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.

        Options may be granted at a value as determined by the Board of Directors, but not less than $.01 per share. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held by a trustee approved by the Israeli Tax Authorities until the earlier of 8 years or the completion the initial public offering of m-Wise pursuant to an effective registration statement but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Section 102. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify m-Wise in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

        Unless otherwise directed by the Board of Directors, options vest at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon liquidation of m-Wise 1/5 of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf on a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

        In the event that a grantee is exempt from vesting periods the Board of Directors entitled to determine that where the grantee does not comply with the conditions determined by the Board or Directors or ceases to be an employee, the trustee, m-Wise or a related company thereof have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee. Any options which have been granted but not exercised may again be used for awards under the Plan. If m-Wise shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

International Share Option Plan (2003)

        The International Share Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board comprised of one or more directors of m-Wise (the "Administrator"). The Plan provides for the Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant, to employees, directors and consultants of m-Wise and its subsidiaries. There are 654,390 shares of Series B preferred stock authorized under the Plan. m-Wise may increase the number of shares authorized for issuance under the International Plan or may make other modifications to the Plan without stockholder approval, unless required under applicable law, however, no amendment may adversely change the existing rights of any option holder.

        Any options which have been granted but not exercised may again be used for awards under the Plan.
Nonstatutory stock options may be granted to service providers (employees, directors or consultants of m-Wise and its subsidiaries). Incentive stock options may only be granted to employees, including officers and directors, employed by m-Wise and its subsidiaries. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options shall be treated as nonstatutory stock options. Incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant (110% as to any 10% shareholder at time of grant).

        Stock options may be exercised during a period of time fixed by the Administrator except that no stock option may be exercised more than ten (10) years (five (5) years if the optionee holds more than 10% of the voting power of m-Wise) after the date of grant, provided that upon liquidation of m-Wise the vesting of the option may accelerate. If the optionee ceases to be a service provider as a result of death or disability, then the vested portion of the option may be exercised within such period of time as set forth in the option agreement (of at least six (6) months) or for 12 (twelve) months if the option agreement does not specify such date, but in no event later than the expiration term of such option as set forth in the option agreement. Except in the case of options granted to officers, directors and consultants, options may become exercisable at a rate of no less than 20% per year over five (5) years from the date of grant. In the discretion of the Administrator, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, check, or by delivery of promissory notes or consideration received by m-Wise under a formal cashless exercise program adopted by m-Wise in connection with the Plan, or any combination of the foregoing methods of payment. Any option granted under the Plan is exercisable according to the terms of the Plan and of the option agreement and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. Shares issued upon exercise of an option are issued in the name of the Optionee to a trustee, to be held by the trustee on behalf of the optionee until the initial underwritten public offering of equity securities of m-Wise. In the event of a merger of m-Wise with or into another corporation, or the sale of substantially all of the assets of m-Wise, and the successor corporation refuses to assume or substitute the outstanding options, then the option shall fully vest shall be fully exercisable for a period of fifteen (15) days from the date of the notice thereof to the optionee, and the option shall terminate upon the expiration of such period.

Israel Share Option Plan (2003)

        The Israel Share Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board. Employees, directors, service providers and consultants of m-Wise and its subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 420,246 shares of common stock authorized under the Plan. m-Wise may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of the stockholders of m-Wise. The Plan is designed to conform to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.
        Options may be granted at a value as determined by the Board of Directors, but not less than $.01 per share. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held by a trustee approved by the Israeli Tax Authorities until the earlier of 8 years or the completion the initial public offering of m-Wise pursuant to an effective registration statement, but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Section 102. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify m-Wise in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

        Unless otherwise directed by the Board of Directors, options vest at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon liquidation of m-Wise all of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf on a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

        In the event that a grantee is exempt from vesting periods the Board of Directors entitled to determine that where the grantee does not comply with the conditions determined by the Board or Directors or ceases to be an employee, the trustee, m-Wise or a related company thereof have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee. Any options which have been granted but not exercised may again be used for awards under the Plan. If m-Wise shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

         In 2003, the Board of Directors resolved to grant certain service providers of m-Wise and its subsidiaries an aggregate of 62,712 options to purchase shares of Series B preferred stock under the Israel 2003 Plan, subject to a certain vesting schedule. If a Liquidation Event occurs prior to July 1, 2005, then the vesting of these options, as well as any additional options to purchase shares of Series B preferred stock to be granted in the future under the 2003 International Plan and/or the 2003 Israel Plan, and unless otherwise determined by the Board of Directors, shall cease forthwith and such grantees shall have no right to receive or exercise any options not vested prior to such date. All such unvested options will be granted, fully vested, to Putchkon.com, LLC (38.46%), Proton Marketing Associates, LLC (38.46%) and Inter-Content Development for the Internet Ltd. (23.08%).


        PRINCIPAL STOCKHOLDERS

        The following table sets forth information relating to the beneficial ownership of m-Wise shares of common stock as of the date of this prospectus by
(i) each person known by m-Wise to be the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of m-Wise's directors and executive officers, and (iii) the Percentage After Offering assumes the sale of all shares offered. Unless otherwise noted below, m-Wise believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

                        Percentage      Percentage
Name and Address        Common Stock    Before Offering         After Offering


Shay Ben-Asulin(1)      3,272,977       13.98
Mordechai Broudo(2)     3,272,978       13.98
Miretzky Holdings Ltd. (3)      6,315,258       26.97

All officers and directors as a
  group (4 persons) (1)(2)(4)(5)(6)(7)  7,527,340       32.14

All above mentioned calculations were made on a fully diluted and as-converted basis, taking into account the conversion and exercise of every share of preferred stock and all outstanding warrants, options and shares of preferred or common stock reserved for grant under m-Wises employee share option plans.

(1) Shay Ben-Asulin is the beneficial owner of Putchkon.com, LLC. The address of Putchkon.com, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506. Includes 258,720 shares of common stock, 1,201,577 shares currently issuable upon conversion of 188,252 Series B preferred stock and fully vested options to purchase 283,994 shares of Series B preferred stock which are currently convertible into 1,812,680 shares of common stock. (2) Mordechai Broudo is the beneficial owner of Proton Marketing Associates, LLC. The address of Proton Marketing Associates, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506. Includes 332,640 shares of common stock, 1,201,577 shares of common stock currently issuable upon conversion of 188,252 Series B preferred stock, and 272,413 fully vested options to purchase shares of Series B preferred stock which are currently convertible into 1,738,761 shares of common stock.
(3) Includes 6,315,258 shares of Series C preferred Stock, currently convertible into 6,315,258 shares of common stock.
(4) Includes 60,000 options to purchase common stock and 5,000 options to purchase shares of Series B preferred stock which are currently convertible into 31,914 shares of common stock, granted to Gabriel Kabazo. (5) Includes 139,354 options to purchase shares of Series B preferred stock which are currently convertible into 889,471 shares of common stock, granted to Asaf Lewin.
        (6)Includes 31,914 shares of common stock issuable upon conversion of 5,000 shares of Series B preferred stock, as and when fully vested options to purchase such preferred stock are exercised. Does not include 60,000 shares of common stock issuable upon exercise of options not yet vested.

        (7) Includes 733,817 shares of common stock issuable upon conversion of 115,568 shares of Series B preferred stock, as and when fully vested options to purchase such preferred stock are exercised. Does not include 155,654 shares of common stock issuable upon conversion of Series B preferred stock, of which the exercise of the related 24,386 options are not yet vested.





        Stockholders' Agreement

        Cap Ventures Ltd., Miretzky Holdings Ltd., Proton Marketing Associates, LLC, Putchkon.com, LLC, and certain other stockholders holding in aggregate of 10,584,483 shares of common stock or shares convertible into common stock have entered into a stockholders' agreement dated January 11, 2001, agreeing to restrictions on transfer and rights of first refusal on transfer.


        SELLING STOCKHOLDERS

        The shares of common stock of m-Wise offered by the selling stockholders will be offered at market prices, as reflected on the National Association of Securities Dealers Electronic Bulletin Board, or on the NASDAQ Small Cap Market if the common stock is then traded on NASDAQ. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the common stock. . The relationship, if any, between m-Wise and any selling stockholder is set forth below.

                              Shares Beneficially           Percentage
                                 Owned                    Total Shares
        Name and Address        and Being Offered       After Offering

Ecco Petroleum Family Limited Partnership  400,000              --
Brighton Capital, Inc.                     674,454              --
24351 Pasto Road, Dana Point California 92629
(beneficial owner Jehu Hand, legal counsel)

Oxford Financial Group, Inc.             1,074,454              --
11 Brookridge Drive
Henderson, NV 89052

Others to be determined and disclosed
          via pre-effective amendment    6,446,724


        PLAN OF DISTRIBUTION

        m-Wise has applied to have its shares of common stock registered on the OTC Bulletin Board. m-Wise anticipates once the shares are trading on the OTC Bulletin Board or any other market the selling stockholders will sell their shares directly into any market created. The prices the selling stockholders will receive will be determined by market conditions. Selling stockholders may also sell in private transactions. m-Wise cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions. m-Wise does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

        Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker-broker dealer or agent that participates with the selling stockholders in the sale of the shares by them may, be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

        m-Wise will bear all costs of the offering in registering the shares but will bear no selling expense cost. The costs of the offering are estimated at $9,000. m-Wise will use its best efforts to update the registration statement and maintain its effectiveness until one year.

        CERTAIN TRANSACTIONS



        Research and Development Services Agreements, License Agreements and Loan Agreement. m-Wise has entered into a License Agreement with each of our United Kingdom, France, Spain, Italy and Israeli subsidiaries, , and into Research and Development Services Agreements with the Israeli subsidiary, m-Wise Ltd.,. The License Agreements provide for the grant of a non-exclusive, irrevocable and non-transferable license to each of the said subsidiaries to use, sublicense, sell, market and distribute m-Wise's technology and platform, for no consideration. As part of the reorganization process of m-Wise and its sales channels, these agreement were terminated by m-Wise as of April 1, 2003. The Research and Development Services Agreements with the Israeli subsidiary provide for the performance of research and development services of the components to be included in m-Wise's technology and platform, by the Israeli subsidiary. During 2000, in consideration for the services, m-Wise paid the Israeli subsidiary service fees in an amount equal to the sum of all costs of the subsidiary, plus a fee equal to 5% of such costs (a "cost+" basis). As of 2001, m-Wise pays the Israeli subsidiary service fees on a "cost" basis, however the parties may change the consideration from time to time, and when m-Wise becomes profitable, the consideration shall be on a "cost plus" basis, or another structure agreed by the parties. The Research and Development Services and License agreements provide for the sole ownership of m-Wise of its technology, platform, derivative invention and intellectual property. The Loan Agreement with the United Kingdom subsidiary and its subsidiaries provides for the extension by m-Wise of a loan in the amount of $3,200,000 to the United-Kingdom subsidiary. The outstanding loan amount, together with simple interest at a rate per annum of 4% shall be due and payable on the earlier of:
(i) August 31, 2006, or (ii) upon the occurrence of (A) any of the following "exit events": (i) a consolidation, merger or reorganization of the subsidiary with or into, or the sale of all or substantially all of the subsidiary's assets, or substantially all of the subsidiary's issued and outstanding share capital to any other company, or any other person, other than a wholly-owned subsidiary of the subsidiary, or (ii) any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the subsidiary following such transaction or series of related transactions is held by a shareholder or group of shareholders that held less than fifty percent (50%) of the outstanding share capital of the subsidiary prior to such transaction or series of transactions; or (B) (i) the insolvency of the subsidiary; (ii) the commission of any act of bankruptcy by the subsidiary; (iii) the execution by the subsidiary of a general assignment for the benefit of creditors; (iv) the filing by or against the subsidiary of any petition in bankruptcy or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of ninety (90) days or more; (v) the appointment of a receiver or trustee to take possession of a material portion of the property or assets of the subsidiary and the continuation of such appointment without dismissal for a period of ninety (90) days or more; or (vi) the subsidiary ceases to conduct business in the normal course for a period of ninety (90) days or more. The loans extended by the United Kingdom subsidiary to its subsidiaries shall be repaid on the same terms and in the same manner as provided for with respects to the loan extended by m-Wise, mutatis mutandis. The operations of the Subsidiaries, except for the Israeli one, have been terminated. The Company does not expect the repayment of the loan amount.

        Promissory Note dated July 10, 2002 (canceling and replacing certain Promissory Notes dated March 13, 2002) with each of Syntek Capital AG and DEP Technology Holdings Ltd. During 2002, Syntek Capital and DEP, then the sole holders of shares of Series B preferred stock of m-Wise and represented on its Board of Directors, extended m-Wise an aggregate loan amount of $1,800,000. Pursuant to the Promissory Notes, m-Wise is required to repay the loan amount, together with accrued interest from the date of the Promissory Notes and until the date of repayment, during the period of January 1, 2003 through December 31, 2007. The interest rate is determined according to the per annum LIBOR rate offered by Citibank North America as of the date of the Promissory Notes, and thereafter such LIBOR rate offered on each anniversary of the date of the Promissory Notes, to apply for the following 12 month period. The repayment of the loan amount, together with the accrued interest thereon, is to be made exclusively from m-Wise's annual revenues generated during the repayment period, as recorded in m-Wise's audited annual financial statements in such way that each of the Syntek Capital and DEP Technology Holdings shall be entitled to receive 2.5% of the revenues on account of the repayment of the loan amount until the earlier to occur of: (i) each of Syntek Capital and DEP Technology Holdings has been repaid the entire loan amounts; or (ii) any event in which the loan amount becomes due and payable, as described below. Actual payments are on a quarterly basis, within 45 days following the last day of the quarter, based upon the quarterly financial reports. The entire unpaid portion of the loan amount shall be automatically and immediately due and payable upon the earlier to occur of (i) December 31, 2007; (ii) the closing of an exit transaction; or
(iii) an event of default. An "exit transaction" includes, inter alia: (a) the acquisition of m-Wise by means of merger, acquisition or other form of corporate reorganization in which the sstockholders of m-Wise prior to such transaction hold less than 50% of the share capital of the surviving entity, (b) sale of all or substantially all of m-Wise's assets or any other transaction resulting in m-Wise's assets being converted into securities of any other entity, (c) the acquisition of all or substantially all of the issued shares of m-Wise, (d) the sale or exclusive license of m-Wise's intellectual property other than in the ordinary course of business; or (e) a public offering of the securities of m-Wise. An "event of default" includes, inter alia: (a) the breach by m-Wise of any of its material obligations under the Promissory Notes (including any default on any payment due under the Promissory Notes) which has not been remedied within 20 days of written notice by Syntek Capital and DEP Technology Holdings (b) the suspension of the transaction of the usual business of m-Wise or its insolvency, (c) the commencement by m-Wise of any voluntary proceedings under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of a jurisdiction, or if m-Wise shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; if m-Wise shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of m-Wise or for all or any part of its property or if m-Wise applies for an arrangement with its creditors or participants; or if m-Wise shall make an assignment of its intellectual property for the benefit of its creditors (other than in the ordinary course of business), or if m-Wise shall admit in writing its inability to pay its debts as they mature or if any of the intellectual property of m-Wise is purchased by or assigned to any one of its founders (and/or affiliates thereof) under liquidation proceedings without the prior written consent of Syntek Capital or DEP Technology Holdings, (d) or if there shall be commenced against m-Wise any proceedings related to m-Wise under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, and any such proceedings shall remain undismissed for a period of thirty (30) days, or if m-Wise by any act indicates its consent to, approval of or acquiescence in, any such proceeding; or if a receiver or trustee shall be appointed for m-Wise or for all or a substantial part of its property, and any such receivership or trusteeship shall remain undischarged for a period of thirty (30) days; or (e) if there shall have been a material deterioration of m-Wise's business, financial condition or operations. Under the Promissory Notes, m-Wise undertook that until the repayment of the loan amount: (i) we shall not create or suffer to create a pledge, charge or other encumbrance over any or all of its assets except for such pledge, charge or encumbrance in favor of a bank under the terms of a loan or line of credit granted by a bank to m-Wise, provided that m-Wise gave prior notice to Syntek Capital and DEP Technology Holdings with respect such pledge, charge or encumbrance at least ten (10) days prior to its creation;
(ii) we shall not engage or permit any of its subsidiaries to engage in any business other than the business engaged in by it at the date of the Promissory Notes and any business substantially similar or related thereto (or incidental thereto); (iii) we shall not declare or pay a dividend or make any distribution or payment on account of m-Wise's shares, except for the purpose of purchasing common stock of m-Wise held by Ogen LLC as applicable under a certain undertaking of the principals of Ogen LLC towards m-Wise; (iv) we shall deliver to Syntek Capital and DEP Technology Holdings audited financial statements within 90 days of the end of our fiscal year, accompanied by the report of a firm of independent certified public accountants of recognized standing and unaudited quarterly financial statements signed by our Chief Financial Officer within 30 (thirty) days of the end of each quarter and we shall also deliver to Syntek Capital and DEP Technology Holdings any information which we make generally available to m-Wise's stockholders or which Syntek Capital and DEP Technology Holdings may otherwise reasonably require. As of March 31, 2003, we have to pay $9,616 of the loan amount.

                Agreement, Security Agreement, Escrow Agreement and Undertaking. In July 2002, Proton Marketing Associates, LLC, Putchkon.com, LLC (each a founding stockholder of m-Wise and represented on the Board of Directors) and Inter-Content Development for the Internet Ltd. (the "Buying stockholders") purchased all of the Series B preferred stock of m-Wise then held by DEP Technology Holdings Ltd. and Syntek Capital AG, thus becoming the sole holders of Series B preferred stock of m-Wise, except for options granted to purchase Series B preferred stock. In consideration for the stock purchased, each of the Buying stockholders is required to pay each of DEP Technology Holdings and Syntek Capital, upon the consummation of any "liquidation event" (as described below), an amount equal to 50% (to be reduced by 5 percentage points at the end of each 6 months commencing as of July 1, 2002, provided that from and after June 30, 2005, such percentage shall equal 20%) of any gross distribution to or any gross proceeds received by the Buying stockholders by reason of their ownership of, or rights in, any shares of m-Wise or options to purchase shares of m-Wise, whether such shares are held by the Buying stockholders directly, indirectly, or by an affiliate (the "Founders securities"). The consideration will be paid upon the consummation of a liquidation event which is defined as the: (i) sale, transfer, conveyance, pledge or other disposal by the Buying stockholders or any affiliate thereof of any of their Founders securities; (ii) any event in which the Buying stockholders or any affiliate thereof receive stock (in kind or cash dividends) from m-Wise or any surviving corporation following the consummation of a merger and acquisition transaction (any transaction in which m-Wise shall merge into or consolidate with any other corporation in which m-Wise is not the surviving entity); or (iii) the initial public offering of securities of m-Wise. In the event of an initial public offering of securities of m-Wise, the consideration shall be paid in Founders securities and shall equal 50% (as adjusted) of the securities held by the Buying stockholders prior to the public offering. Until payment of the consideration as aforesaid, the purchased Series B preferred stock and any securities as shall be issued and/or or granted to either of the Buying stockholders during the terms of the Agreement (the "Secured collateral"), are subject to a certain first priority interest granted in favor of each of DEP Technology Holdings and Syntek Capital (and subject to adjustment as aforesaid) pursuant to a Security Agreement signed between the parties, and are placed in escrow pursuant to a certain Escrow Agreement until the occurrence of a liquidation event, such as the sale, transfer, conveyance, pledge or other disposal by the Buying stockholders of any of their securities in m-Wise or the consummation of an initial public offering of securities of m-Wise. Under the Security Agreement, the Buying stockholders undertook, inter alia, not to encumber or pledge or to suffer any such encumbrance, pledge, attachment or other third party rights on any of the Secured collateral. In an event of default in any transfer of the consideration pursuant to the Agreement, DEP Technology Holdings and Syntek Capitals shall have all rights of a secured creditor subject to the terms of the Agreement and may immediately take ownership of any part of the Secured collateral and sell, assign or transfer any part of the Secured collateral. Under a Letter of Consent, Approval and Undertaking, each beneficial owner of Proton Marketing Associates, Putchkon.com and Inter-Content Development for the Internet undertook towards DEP Technology Holdings and Syntek Capital, inter alia, not to transfer any securities and that such transfer shall be null and void unless approved in writing by DEP Technology Holdings and Syntek Capital.


        DESCRIPTION OF SECURITIES

Common stock

        m-Wise's Certificate of Incorporation authorizes the issuance of 210,000,000 shares of common stock, $.01 par value per share, of which 5,174,554 shares were issued as of March 31, 2003. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore and subject to any preferential rights conferred to the holders of preferred stock. In the event of a liquidation, dissolution or winding up of m-Wise, the holders of shares of common stock are entitled to share pro rata with the holders of shares of preferred stock all assets remaining after payment in full of all liabilities and the liquidation preference to holders of preferred stock. Each stockholder of m-Wise is granted a preemptive right to purchase m-Wise's common stock. There are no conversion rights, redemption or sinking fund provisions with respect to the common stock.

        Meetings of stockholders may be called by the Board of Directors. Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred stock

        m-Wise's Certificate of Incorporation authorizes the issuance of 170,000,000 shares of preferred stock, $.01 par value, including 325,000 authorized and 268,382 issued shares of Series A preferred stock, 3,000,000 authorized and 489,456 issued shares of Series B preferred stock and 20,000,000 shares authorized and 6,315,258 issued of Series C preferred stock.

Series A Preferred Stock

        Holders of Series A preferred stock has no special dividend rights. After payment of the preferential payments to holders of Series B and C preferred stock, holders of Series A preferred stock shall be entitled to share pro rata with the holders of Series B and C preferred stock and holders of common stock the m-Wise assets upon liquidation based on the number of shares of common stock into which the Series A, B and C preferred stock are then convertible. relevant] Each share of Series A preferred stock is convertible into one share of common stock, following adjustment upon the occurrence of certain events, including in the event m-Wise issues shares of common stock at a price less than $4.45 per share, excluding shares issued upon conversion of Series A, B or C preferred stock, dividends or distributions thereon, employee, director, consultants, subcontractors or officer stock options under the Plans, and a warrant dated April 26, 2000 to purchase shares of Series A preferred. The current holders of Series A preferred stock waived their right to anti-dilution right pursuant to m-Wise's Certificate of Incorporation.

        The holders of Series A preferred stock have such number of votes per share as if their shares were then converted into common stock at the then applicable conversion rate. In addition, they have the right, voting as a class, to elect one member of the Board of Directors. In addition, so long as at least 7% of the outstanding common shares (on an as-converted basis) are represented by the Series A preferred stock, the consent of no less than 50% of the holders of Series A preferred stock or, if applicable, the director nominated by the Series A preferred stock, shall be required to approve a material change in the nature of character of the m-Wise business, the creation of a class of securities with rights superior to the Series A preferred stock, or any dissolution, liquidation or winding up of m-Wise. Holders of Series A preferred stock have no special redemption rights.

Series B and Series C Preferred Stock

        Holders of Series B and Series C preferred stock have similar but not identical rights. They have the right to non-cumulative dividends, when and if declared by the Board of Directors, prior to payments of dividends to the holders of common stock or Series A preferred stock, at the rate of 10% of their original sale price (effectively $8.17 per share for the Series B preferred stock and $.0048 per share for the Series C preferred stock).

        Holders of Series B and Series C preferred stock have a liquidation preference over holders of common stock and Series A preferred stock at the rate of three times their original sale price (in effect $24.51 per share of Series B preferred stock and $.144 per share of Series C preferred stock). In the event the assets of m-Wise are insufficient to pay both classes of Series B and Series C preferred stock, such assets shall be distributed first to holders of Series C preferred stock and then to holders of Series B preferred stock.

        Holders of Series B common stock voting as a class have the right to elect one member of the Board of Directors. Holders of Series C common stock have the right to elect two members of the Board of Directors. Otherwise, holders of Series B and Series C preferred stock have the right to vote as a class with the holders of common stock and Series A preferred stock, as if such holder had converted its shares of Series B or C preferred stock into common stock. As of March 31, 2003, each shares of the Series B preferred stock was convertible into 6.382 shares of common stock and each share of Series C preferred stock was convertible into 1 share of common stock. Each share of Series B and C preferred stock is convertible into 1 share of common stock, subject to adjustment upon the occurrence of certain events, including in the event m-Wise issues shares of common stock at a price less than $8.17 per share of Series B and $.0048 for the Series C, excluding shares issued upon conversion of Series A, B or C preferred stock, dividends or distributions thereon, employee, director, consultants, subcontractors or officer stock options under the Plans, and a warrant dated April 26, 2000 to purchase shares of Series A preferred stock.

Automatic Conversion

        Pursuant to m-Wise's Certificate of Incorporation, Series A, B and C preferred stock are automatically converted into common stock upon the date specified by written consent of holders of a majority of Series B preferred stock, or upon the sale of common stock in a firm commitment underwriting under the Securities Act of 1933 or on the London stock Exchange, Paris stock Exchange or the Frankfurt stock Exchange, which offering reflects a pre-offering valuation of at least $50 million. The offering made by this prospectus does not cause a mandatory conversion of the preferred stock.

        Holders of Series B preferred stock shall have the right, upon 60 to 120 days notice, to cause redemption of their shares at a price of $8.17 per share plus 10% per year from the date of issuance.

Rights of First Refusal and Pre-Emption

        The current holders of common and preferred stock have the right of first refusal for a period of twenty (20) days after notice thereof to purchase any securities offered by m-Wise. The right of first refusal does not extend to securities issuable upon conversion of existing preferred stock, upon the exercise of existing options, or upon the conversion of outstanding loans, upon the acquisition of another company provided m-Wise controls 51% or more of such acquired entity, in a firm commitment public underwriting of $7.5 million or more and in certain other circumstances.

        The Holders of Series C preferred stock who own more than 5% of the issued and outstanding share capital have the right of first refusal for 15 days after notice to purchase any shares offered by any m-Wise stockholders, pursuant to m-Wise's Certificate of Incorporation. The holders of Series A, Series B and Series C preferred stock have certain rights of first refusal to purchase shares offered by m-Wise stockholders pursuant to a certain Stockholders Agreement dated January 11, 2001.


Certain Events Deemed a Liquidation (Certain Changes of Control)

        In the event m-Wise merges or sells substantially all of its assets in a transaction in which 50% or more of the voting power of m-Wise is disposed of or transferred, such event will be deemed a "liquidation" of m-Wise. However, if such circumstance occur prior to June 16, 2003, then the liquidation preferences of the preferred stock are different than as explained above in that (i) Series A preferred holders shall be entitled to receive 40% of their original purchase price, after Series B and C holders have received one-third of their preferential amount, (ii) thereafter m-Wise's management shall receive such amount as resolved by the Board of Directors, then (ii) the Series A preferred holders shall receive an additional 30% of their original purchase price, after payments of the preference amounts to Holders of Series B and C preferred stock. Although m-Wise knows of no person seeking to obtain control of m-Wise at this time, this provision has the effect of discouraging takeovers of m-Wise and could have an effect on the value of m-Wise common stock in any trading market which may exist in the future.

        m-Wise's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued 146,675,000 shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series, subject to certain restricting provisions requiring the approval of the directors appointed by the Series A, Series B or Series C preferred stock. m-Wise considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings, and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in m-Wise's Certificate of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock, which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to m-Wise's common stock or any other series of preferred stock which m-Wise may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

        The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of m-Wise.

        m-Wise intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

        The transfer agent for the common stock is Colonial Stock Transfer Corporation, 66 Exchange Place, Salt Lake City, Utah 84111, and its telephone number is (801) 355-5740.

        INTEREST OF NAMED EXPERTS AND COUNSEL

        The legality of the Shares offered hereby will be passed upon for m-Wise by Hand & Hand, a professional corporation, Dana Point, California. The principal of Hand & Hand, Jehu Hand beneficially owns 1,074,454 shares of common stock.

        EXPERTS

        The audited financial statements of m-Wise, Inc. included in this Prospectus as of December 31, 2002 and 2001 have been audited by SF Partnership LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        INDEMNIFICATION

        m-Wise has adopted provisions in its certificate of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law ("DGCL"). Under m-Wise's certificate of incorporation, and as permitted under the Delaware General Business Act, directors are not liable to m-Wise or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to m-Wise or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve m-Wise or its directors from the necessity of complying with federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of m-Wise where indemnification will be required or permitted. M-Wise is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of m-Wise pursuant to the foregoing provisions, or otherwise, m-Wise has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by m-Wise of expenses incurred or paid by a director, officer or controlling person of m-Wise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, m-Wise will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by m-Wise. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.




m-Wise, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
CONTENTS
Independent Auditors' Report                                    1
Consolidated Balance Sheet                                      2
Consolidated Statement of Deficit                               3
Consolidated Statement of Earnings                              4
Consolidated Statement of Changes in Stockholders' Equity       5
Schedule of Expenses                                            6
Consolidated Statement of Cash Flows                            7
Notes to Consolidated Financial Statements                      8-15

INDEPENDENT AUDITORS' REPORT
To the Shareholders of
m-Wise, Inc.
We have audited the accompanying balance sheets of m-Wise, Inc. (the "Company") as of December 31, 2002 and 2001, and the related statements of deficit, earnings, change in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
 We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operation, changes in its accumulated deficit and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from inception and has negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                                "SF PARTNERSHIP, LLP"
Toronto, Canada CHARTERED ACCOUNTANTS
April 4, 2003

m-Wise, Inc.
Balance Sheet
December 31, 2002 and 2001
        2002    2001

ASSETS
Current
Cash and cash equivalents               $       215,575         $       405,266
Accounts receivable and other current assets (note 3)                   232,322                 266,833
Prepaid and sundry assets                       86,809                  117,885

                                               534,706                  789,984
Long-term Prepaid Expenses (note 4)             17,018                   18,621
Property and Equipment (note 5)                 499,974                 407,131

                                         $    1,051,698         $     1,215,736

LIABILITIES
Current
Bank indebtedness                        $       5,839           $       10,833
Trade accounts payable                       1,110,267                  395,425
Other payables and accrued liabilities (note 6)446,182                 409,681

                                             1,562,288                 815,939
Accrued Severance Pay                           21,577                  20,856
Notes Payable (note 7)                       1,807,988                 300,000

                                             3,391,853               1,136,795

STOCKHOLDERS' DEFICIENCY
Capital Stock (note 8)                   $       7,579           $       7,579
Paid in Capital                              5,292,726               5,292,726
Accumulated Other Comprehensive Loss         (177,773)                 (14,665)
Accumulated Deficit                         (7,462,687)             (5,206,699)

                                            (2,340,155)                 78,941

                                      $       1,051,698           $   1,215,736

APPROVED ON BEHALF OF THE BOARD
                 "SHAY BEN ASULIN"                           "MORDECHAI BROUDO"
                                Director                             Director
m-Wise, Inc.
Consolidated Statement of Deficit

Years Ended December 31, 2002 and 2001
        2002    2001
Deficit - beginning of year     $       (5,206,699)             $       (1,172,786)
Net loss                                (2,255,988)                     (4,033,913)

Deficit - end of year           $       (7,462,687)             $       (5,206,699)


m-Wise, Inc.
Consolidated Statement of Earnings
Years Ended December 31, 2002 and 2001
                                                 2002                      2001
Sales                             $       1,619,112               $       585,894

Expenses
General and administrative (page 6)       1,924,661                       2,717,030
Research and development (page 6)         1,923,806                       1,902,777
Financial                                    26,633                  -

                                          3,875,100                       4,619,807

Net Loss                         $       (2,255,988)             $       (4,033,913)

Basic Loss Per Share                  $       (2.57)                          (4.60)

Fully Diluted Loss Per Share (note 8)   $     (2.57)                          (4.60)

Basic Weighted Average Number of Shares      876,738                          876,738


m-Wise, Inc.
Consolidated Statement of Stockholders' Equity Period from January 1, 2001 to December 31, 2002

                             Common Shares   Preferred Shares   Accumulated     Paid in
                                                                Other          Capital in
                                Number of      Number of       Comprehensive   excess of par   Accumulated
                                Shares   $      Shares   $       Loss            Value           Deficit

Balance, January 1, 2001        876,738 1       268,382 2,684   -               $1,297,316      $(1,172,786)
Issuance of class "B" Preferred
                        shares  -       -       489,456 4,894   -                3,995,410       -
Net Loss        -       -       -       -       -       -       (4,033,913)
Financial statement translation -       -       -       -       (14,665)        -       -

Balance, December 31, 2001      876,738 1       757,838 7,578   (14,665)        $5,292,726      $(5,206,699)

Balance, January 1, 2002        876,738 1       757,838 7,578   (14,665)        $5,292,726      $(5,206,699)
Net Loss        -       -       -       -       -       -       (2,255,988)
Financial statement translation -       -       -       -       (163,108)       -       -

Balance, December 31, 2002      876,738 1       757,838 7,578   (177,773)       $5,292,726      $(7,462,687)


m-Wise, Inc.
Schedule of Expenses

Years Ended December 31, 2002 and 2001
                                         2002                  2001
General and Administrative
Payroll and related expenses    $       476,283         $       760,130
Consulting                              381,248                 596,797
Other expenses                          242,195                 138,103
Marketing                               199,932                 378,655
Rent                                    165,397                 193,631
Professional services                   145,629                 277,312
Depreciation                            132,992                 79,994
Communications                          113,359                 167,897
Travel                                   67,626                  124,511

                              $       1,924,661        $       2,717,030
Research and Development
Materials and components        $       879,775         $       739,818
Payroll and related expenses            677,300                 818,983
Travel                                  175,231                 132,874
Vehicle maintenance                      86,661                  114,057
Depreciation                             85,129                  56,776
Shipment and freight                     19,710                  40,269

                              $       1,923,806       $       1,902,777

m-Wise, Inc.
Consolidated Statement of Cash Flows

Years Ended December 31, 2002 and 2001
                                           2002                    2001
Cash Flows from Operating Activities
Net loss                     $       (2,255,988)             $       (4,033,913)
Adjustments for:
Depreciation                             218,121                         136,770

                                      (2,037,867)                     (3,897,143)
Change in non-cash working capital
Accounts receivable and other
                 current assets            34,511                      (183,689)
Prepaid and sundry assets                  31,076                      (117,885)
Trade accounts payable                    714,842                        182,551
Other payables and accrued liabilities     36,501                       243,214
Long-term prepaid expenses                  1,603                       (12,153)
Accrued severance pay                         721                         20,856

                                       (1,218,613)                   (3,764,249)

Cash Flows from Investing Activities
Acquisition of capital assets           (310,964)                      (281,653)
Foreign exchange on translation         (163,108)                       (14,665)

                                        (474,072)                      (296,318)

Cash Flows from Financing Activities
Issuance of common stock                       -                       4,000,304
Notes payable                           1,507,988                        300,000
Bank indebtedness                          (4,994)                        10,833

                                         1,502,994                     4,311,137

Net (Decrease) Increase in Cash
 and Cash Equivalents                    (189,691)                       250,570
Cash and Cash Equivalents -
    beginning of  year                    405,266                        154,696

Cash and Cash Equivalents -
    end of year                   $       215,575                $       405,266


1.      Description of Business and Going Concern
a)      Description of Business
m-Wise Inc. (the "Company") is a U.S. corporation which develops interactive messaging platforms for mobile phone-based commercial applications, transactions and information services with internet billing capabilities. The Company has a wholly-owned subsidiary in Israel, which was incorporated in 2000 under the laws of Israel and a wholly-owned subsidiary in England, which was incorporated in 2000 under the laws of England. The English company has wholly-owned subsidiaries in France, Italy and Spain, which were incorporated under the laws of their respective countries. b) Going Concern The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative cash flows from operations that raise substantial doubt as to its ability to continue as a going concern. For the years ended December 31, 2002 and 2001, the Company experienced net losses of $2,255,988 and $4,033,913 respectively. The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment. The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations. Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.      Summary of Significant Accounting Policies
The accounting policies of the company are in accordance with U.S. generally accepted accounting principles, and their basis of application is consistent with that of the previous year. Outlined below are those policies considered particularly significant:
a)      Reporting currency
A majority of the Company's revenues are generated in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.
Accordingly, monetary accounts maintained in currencies other than the reporting currency are remeasured into U.S. dollars in accordance with
 Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign
Currency Translation". All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in stockholders' equity. b) Cash and cash equivalents Cash equivalents include cash and highly liquid investments with initial maturities of three months or less. c) Prepaid expenses Prepaid expenses are amortized using the straight-line method over the period during which such costs are recovered. d) Property, Equipment and Depreciation Property and equipment are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods: Furniture and equipment 6-15% Straight-line Computer equipment 33% Straight-line e) Revenue Recognition The Company generates revenues from product sales, licensing, customer services and technical support. Revenues are recognized at the time of sale or when the services are rendered.

2.      Summary of Significant Accounting Policies (cont'd)
f)      Research and Development Costs
Research and development costs are expensed as incurred.
g)      Use of Estimates
The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. h) Severance Pay The Company's liability for severance pay in Israel is calculated pursuant to applicable labour laws in Israel on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees. The Company's liability is fully accrued and reduced by monthly deposits with severance pay funds and insurance policies. The deposit funds include profits accumulated up to the balance sheet date from the Israeli company. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labour agreements. The value of these policies is recorded as an asset in the Company's balance sheet. Severance pay expenses for the years ended December 31, 2001 and 2002 were $20,856 and $2,013 respectively. i) Concentration of Credit Risk SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and cash equivalents with major Israel financial institutions.

2.      Summary of Significant Accounting Policies (cont'd)
j)      Fair Value of Financial Instruments
The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At December 31, 2001 and 2002, the carrying amounts of cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values due to the short-term maturities of these instruments. k) Impact of Recently Issued Accounting Standards The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 are not expected to have a material effect on the company's financial position or operating results. 3. Accounts Receivable and other current assets
                              2002                2001
Trade  debtors       $       127,868         $       208,999
Government authorities       100,857                  29,363
Accrued income                   573                   3,730
Other                          3,024                   24,741

                      $       232,322         $       266,833


4.       Long-term Prepaid Expenses
The  long-term   prepaid   expenses   consist  of  prepaid  car  lease  payments
representing the last three months of the lease period ending in the year 2004.
5.      Property and Equipment
Property and equipment is comprised as follows:

                                                  2002                                          2001
                                                  Accumulated                                   Accumulated
                               Cost                Depreciation         Cost                    Depreciation


Furniture and equipment $       70,176          $       22,510          $       52,276          $       16,087
Computer equipment              830,961                 378,653                 517,113                 146,171

                        $       901,137         $       401,163         $       569,389         $       162,258

Net carrying amount                              $       499,974                                $       407,131

6.      Other payables and accrued expenses
                                     2002                      2001
Employee payroll accruals       $       119,106         $       88,950
Accrued payroll taxes                    78,939                  57,452
Government institutions                 -                       11,181
Accrued expenses                        242,988                 242,908
Others                                    5,149                   9,190

                                $       446,182         $       409,681


7.       Notes Payable
                                        2002                   2001
        Syntek Capital AG       $       900,000         $       150,000
DEP Technology Holdings Ltd.            900,000                 150,000
Accrued interest                          7,988                   -

                              $       1,807,988         $       300,000


The promissory notes are unsecured, bear interest at the per annum LIBOR rate offered by Citibank North America and are repayable on December 31, 2007. The annual principal repayments are calculated as 2.5% of annual revenues. To date, no principal repayments have been made.  These notes
replace the notes originally issue in 2001.
Under the loan agreements, the company is not allowed to declare dividends except for the purpose of purchasing Ogen LLC Common Stock.
The Company may not create a pledge, charge or other encumbrance over any or all of its assets for financing without the lenders' consent and must provide notice to the lender at least 10 days prior to any such action.
8.      Capital Stock
Authorized
210,000,000     Common shares
170,000,000     Preferred shares
                Series "A": convertible, voting,  par value of $0.01 per share
                Series "B": 10% non-cumulative dividend, redeemable,
 convertible, voting,  par value of $0.01 per share
                                                    2002                2001
Issued
        876,738 Common shares                 $       1               $       1
        268,382 Series "A" Preferred shares             2,684             2,684
        489,456 Series "B" Preferred shares             4,894             4,894

                                          $       7,579           $       7,579

        During the 2001 year, 489,456 Series B Preferred shares were issued for cash consideration of $4,000,304.

8.      Capital Stock (cont'd)
       Stock options:
       In February 2001 the Board of Directors of the Company adopted two option plans to allow employees and consultants to purchase ordinary shares of the company. The Israel share option plan granted 220,000 common shares of m-Wise, Inc. having a $0.01 nominal par value each and an exercise price to be determined by the Company on the date of grant. The International share option plan granted 230,612 common shares of m-Wise, Inc. having a $0.01 nominal par value each and an exercise price to be determined by the Company on the date of grant. The options vest gradually over a period of 4 years from the date of grant for Israel and 10 years (no less than 20% per year for five years for options granted to employees) for the International plan. The term of each option shall not be more than 8 years from the date of grant in Israel and 10 years from the date of grant in the International plan. As of December 31, 2002 no options have been exercised. The stock options and the preferred shares have not been included in the calculation of the diluted earnings per share as their inclusion would be antidilutive.


 9. Lease Commitments The Company is committed to lease obligations, expiring December 2003. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under these leases are as follows: 2003 $ 24,000

10. Income Taxes Each company is paying taxes under the rules of the state under which it is incorporated.

11.     Related Party Transactions
During the year the company made payments to its directors as follows:
                                                  2002                     2001
        Consulting fees and salaries    $       240,000         $       514,497

These transactions were in the normal course of business and recorded at an exchange value established and agreed upon by the above mentioned parties. 12. Subsequent Events a) Due to the high costs and low revenues in the European application service provider (ASP) market, the Company's management has decided to allow the liquidation of the English subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. These subsidiary companies have effectively ceased conducting business (m-Wise Italy's 2-year ASP contract with Vodafone Omnitel expired in the end of March 2003), and the liquidation process is expected to take place within the next fiscal period. As a result, the trade accounts payable of the European companies of about $900,000 are not expected to be paid due to insufficient funds. No debt reduction has been provided for in the books and records of the subsidiaries. As at December 31, 2002 the net deficiency in the subsidiaries amounted to approximately $3,400,000. b) In January 2003, the Company adopted a share option plan for key employees under section 102 of Israel's tax law. Under the plan, 420,246 stock options will be issued, each exercisable for Series "B" Preferred shares at its par value of $0.01 per share. The options are exercisable from 3 to 4 years.


m-Wise, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
QUARTERS ENDED MARCH 31, 2003 AND 2002


CONTENTS
Consolidated Balance Sheet                                     1
Consolidated Statement of Deficit                              2
Consolidated Statement of Earnings                             3
Consolidated Statement of Changes in Stockholders' Equity      4
Schedule of Expenses                                           5
Consolidated Statement of Cash Flows                           6
Notes to Consolidated Financial Statements                     7-11

m-Wise, Inc.
Balance Sheet
March 31, 2003 and 2002
                                              2003                     2002
ASSETS

Current
Cash and cash equivalents               $       20,078          $       128,360
Accounts receivable and other current assets   275,814                  625,533
Prepaid and sundry assets                       92,545                  170,102

                                                388,437                 923,995
Long-term Prepaid Expenses                        6,064                  17,524
Property and Equipment - net of accumulated depreciation                442,787                 558,294

                                        $       837,288         $     1,499,813

LIABILITIES
Current
Bank indebtedness                        $       21,596          $       -
Trade accounts payable                        1,054,896                 565,525
Other payables and accrued liabilities          435,781                 375,001

                                              1,512,273                 940,526
Accrued Severance Pay                            15,214                  21,112
Notes Payable                                 1,807,988               1,200,000

                                              3,335,475               2,161,638

STOCKHOLDERS' DEFICIENCY
Capital Stock (note 3)                    $       7,579           $       7,579
Paid in Capital                               5,292,726               5,292,726
Accumulated Other Comprehensive (Loss) Income   (88,798)                 17,693
Accumulated Deficit                          (7,709,694)             (5,979,823)

                                             (2,498,187)               (661,825)

                                        $       837,288       $       1,499,813

APPROVED ON BEHALF OF THE BOARD
                 "SHAY BEN ASULIN"                           "MORDECHAI BROUDO"
                                Director                               Director
m-Wise, Inc.
Consolidated Statement of Deficit
Quarters Ended March 31, 2003 and 2002

                                               2003                      2002
Deficit - beginning of period       $       (7,462,687)     $       (5,206,699)
Net loss                                      (247,007)               (773,124)

Deficit - end of period $                   (7,709,694)     $       (5,979,823)


m-Wise, Inc.
Consolidated Statement of Earnings
Quarters Ended March 31, 2003 and 2002
                                              2003                     2002
Sales                                   $       192,324         $       214,028

Expenses
General and administrative (page 5)             229,531                 575,983
Research and development (page 5)               205,668                 409,070
Financial                                         4,132                   2,099

                                                439,331                 987,152

Net Loss                               $       (247,007)      $       (773,124)

Basic Loss Per Share                      $       (0.28)                  (0.88)

Fully Diluted Loss Per Share (note 3)     $       (0.28)                  (0.88)

Basic Weighted Average Number of Shares         876,738                 876,738

m-Wise, Inc.
Consolidated Statement of Stockholders' Equity
Quarters Ended March 31, 2003 and 2002

                               Common Shares   Preferred Shares    Accumulated     Paid in
                                                                   Other                   Capital in
                                Number of       Number of          Comprehensive           excess of par   Accumulated
                                Shares   $      Shares   $         (Loss) Income   Value           Deficit

Balance, January 1, 2002        876,738 1       757,838 7,578   (14,665)        $5,292,726      $(5,206,699)
Net Loss        -       -       -       -       -       -       (773,124)
Financial statement translation -       -       -       -       32,358  -       -

Balance, March 31, 2002         876,738 1       757,838 7,578   17,693           $5,292,726      $(5,979,823)

Balance, January 1, 2003        876,738 1       757,838 7,578   (177,773)       $5,292,726      $(7,462,687)
Net Loss        -       -       -       -       -       -       (247,007)
Financial statement translation -       -       -       -       88,975  -       -

Balance, March 31, 2003 876,738 1       757,838 7,578          (88,798)        $5,292,726      $(7,709,694)

m-Wise, Inc.
Schedule of Expenses
Quarters Ended March 31, 2003 and 2002

                                             2003                    2002
General and Administrative
Consulting                                  $       68,446          $       14,348
Payroll and related expenses                        58,160                  76,118
Depreciation                                        40,197                  32,936
Professional services                               32,002                  24,894
Communications                                      25,274                  46,011
Other expenses                                      13,263                  43,372
Rent                                                 7,592                   59,762
Travel                                               4,258                   61,013
Marketing                                          (19,661)                 217,529
Research and Development                   $       229,531         $       575,983
Materials and components                    $       80,572          $       122,881
Payroll and related expenses                        53,123                  234,352
Travel                                              26,406                  24,599
Depreciation                                        24,153                  -
Vehicle maintenance                                 21,414                  27,238

                                           $       205,668         $       409,070

m-Wise, Inc.
Consolidated Statement of Cash Flows
Quarters Ended March 31, 2003 and 2002

                                            2003                     2002
Cash Flows from Operating Activities
Net loss                                   $       (247,007)    $       (773,124)
Adjustments for:
Depreciation                                         64,350               32,936

                                                   (182,657)            (740,188)
Change in non-cash working capital
Accounts receivable and other current assets       (43,492)             (358,700)
Prepaid and sundry assets                           (5,736)              (52,217)
Trade accounts payable                             (55,371)              170,100
Other payables and accrued liabilities             (10,401)              (34,680)
Long-term prepaid expenses                          10,954                 1,097
Accrued severance pay                               (6,363)                 256

                                                  (293,066)           (1,014,332)

Cash Flows from Investing Activities
Acquisition of capital assets                       (7,163)            (184,099)
Foreign exchange on translation                     88,975                32,358

                                                    81,812              (151,741)

Cash Flows from Financing Activities
Notes payable                                           -                900,000
Bank indebtedness                                   15,757              (10,833)

                                                    15,757               889,167

Net Decrease in Cash and Cash Equivalents        (195,497)             (276,906)
Cash and Cash Equivalents - beginning of  period   215,575               405,266

Cash and Cash Equivalents - end of period   $       20,078       $       128,360

1.      Description of Business
m-Wise Inc. (the "Company") is a U.S. corporation which develops interactive messaging platforms for mobile phone-based commercial applications, transactions and information services with internet billing capabilities. The Company has a wholly-owned subsidiary in Israel, which was incorporated in 2000 under the laws of Israel and a wholly-owned subsidiary in England, which was incorporated in 2000 under the laws of England.
The English company has wholly-owned subsidiaries in France, Italy and Spain, which were incorporated under the laws of their respective countries.
2.      Summary of Significant Accounting Policies
The accounting policies of the company are in accordance with U.S. generally accepted accounting principles, and their basis of application is consistent with that of the previous year. Outlined below are those policies considered particularly significant:
a)      Reporting currency
A majority of the Company's revenues are generated in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.
Accordingly, monetary accounts maintained in currencies other than the reporting currency are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign Currency Translation". All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in stockholders' equity.
b)      Cash and cash equivalents
Cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

2.      Summary of Significant Accounting Policies (cont'd)
c)      Prepaid expenses
Prepaid expenses are amortized using the straight-line method over the period during which such costs are recovered.
d)      Property, Equipment and Depreciation
Property and equipment are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods: Furniture and equipment 6-15% Straight-line Computer equipment 33% Straight-line e) Revenue Recognition The Company generates revenues from product sales, licensing, customer services and technical support. Revenues are recognized at the time of sale or when the services are rendered. f) Research and Development Costs Research and development costs are expensed as incurred. g) Use of Estimates The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.      Summary of Significant Accounting Policies (cont'd)
h)      Severance Pay
The Company's liability for severance pay in Israel is calculated pursuant to applicable labour laws in Israel on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees. The Company's liability is fully accrued and reduced by monthly deposits with severance pay funds and insurance policies. The deposit funds include profits accumulated up to the balance sheet date from the Israeli company. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labour agreements. The value of these policies is recorded as an asset in the Company's balance sheet.
i) Concentration of Credit Risk SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and cash equivalents with major Israel financial institutions. j) Fair Value of Financial Instruments The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At March 31, 2002 and 2003, the carrying amounts of cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values due to the short-term maturities of these instruments.

2.      Summary of Significant Accounting Policies (cont'd)
k)      Impact of Recently Issued Accounting Standards
The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 are not expected to have a material effect on the company's financial position or operating results. 3. Capital Stock Authorized 210,000,000 Common shares 170,000,000 Preferred shares
                Series "A": convertible, voting, par value of $0.01 per share Series "B": 10% non-cumulative dividend, redeemable, convertible, voting,  par value of $0.01 per share
                                                         2003           2002
Issued
        876,738 Common shares                       $       1       $       1
        268,382 Series "A" Preferred shares             2,684            2,684
        489,456 Series "B" Preferred shares             4,894            4,894

                                                $       7,579    $       7,579


3.      Capital Stock (cont'd)
       Stock options:
       In February 2001 the Board of Directors of the Company adopted two option plans to allow employees and consultants to purchase ordinary shares of the company.
The Israel share option plan granted 220,000 common shares of m-Wise, Inc. having a $0.01 nominal par value each and an exercise price to be determined by the Company on the date of grant. The International share option plan granted 230,612 common shares of m-Wise, Inc. having a $0.01 nominal par value each and an exercise price to be determined by the Company on the date of grant. The options vest gradually over a period of 4 years from the date of grant for Israel and 10 years (no less than 20% per year for five years for options granted to employees) for the International plan. The term of each option shall not be more than 8 years from the date of grant in Israel and 10 years from the date of grant in the International plan. As of March 31, 2003 no options have been exercised. The stock options and the preferred shares have not been included in the calculation of the diluted earnings per share as their inclusion would be antidilutive. 4. Subsequent Events Due to the high costs and low revenues in the European application service provider (ASP) market, the Company's management has decided to allow the liquidation of the English subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. These subsidiary companies have effectively ceased conducting business (m-Wise Italy's 2-year ASP contract with Vodafone Omnitel expired in the end of March 2003), and the liquidation process is expected to take place within the current fiscal year. As a result, the trade accounts payable of the European companies of about $900,000 are not expected to be paid due to insufficient funds. No debt reduction has been provided for in the books and records of the subsidiaries. As at December 31, 2002 the net deficiency in the subsidiaries amounted to approximately $3,400,000.












        TABLE OF CONTENTS                Page
Prospectus Summary               2
Risk Factors                     4
Additional Information           5
Dividend Policy                  5
Market Price of common stock     6
Plan of Operation                6
Business                         7
Management                      10
Principal stockholders          14
Selling stockholders            14
Plan of Distribution            21
Certain Transactions            21
Description of Securities       22
Interest of Named Experts
 and Counsel                    23
Experts                         23
Indemnification                 23
Financial Statements            F-1







        m-Wise, INC.





        SHARES


8,595,632


        PROSPECTUS







        June  6, 2003




        m-Wise, INC.
        PART II


Item 24.        Indemnification of Directors and Officers.

        m-Wise has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under m-Wise's articles of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to m-Wise or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to m-Wise or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve m-Wise or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of m-Wise where indemnification will be required or permitted.  m-Wise is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 25. Other Expenses of Issuance and Distribution. (all to be paid by m-Wise)


        Filing fee under the Securities Act of 1933     $         695.39
        Printing and engraving(1)                       $         300.00
        Legal Fees                                      $         500.00
        Blue Sky Fees                                   $       1,200.00
        Auditors Fees(1)                                $       6,000.00
        NASD Filing Fees                                $         500.00
        Miscellaneous(1)                                $         804.61

        TOTAL                                           $       9,000.00


(1)     Estimates

Item 26.        Recent Sales of Unregistered Securities.

                                  Class of                          Total
Purchaser               Date       Stock               Shares       Price


e-Street
  International, AG     01/09/01        Series B      244,728 $    2,000,162

D.E.P. Technology
  Holdings Ltd.         01/09/01        Series B      244,728 $    2,000,162

Cap Ventures Ltd.       04/12/00        Series A      168,672 $    750,000(1)

Cap Ventures Ltd.       09/04/00        Series A       56,180          250,000

Cap Ventures Ltd.       11/15/00        Series A       43,530          300,000

Proton Marketing
  Associates, LLC                         Common        332,640
Proton Marketing        7/23/02          Series B        188,252
  Associates, LLC

Putchkon.com, LLC                          Common        258,720

Putchkon.com, LLC                         Series B        188,252

Chinese Whispers, LLC                       Common       100,800

Ogen, LLC                                 Common        147,840

Doron Cohen(1)                               Common         10,695

Irit Cohen                               Common          10,695

Yuval Horn                                Common         15,348

Inter-Content Development               Series B        112,952
  for the Internet Ltd.

(1) Plus a warrant to purchase 56,180 shares of Series A preferred stock, at an exercise price of $4.45 per share.


In April 2003 m-Wise issued for services valued at $.01 per share the following common stock:Ecco Petroleum Family Limited Partnership, 400,000 shares; Brighton Capital, Inc., 674,454 shares; Oxford Financial Group, Inc., 1,074,454 shares. These investors are all accredited investors.

No underwriter was involved in the above transactions. The transactions were exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation public offering.


Item 27.        Exhibits and Financial Schedules


3.      Certificate of Incorporation and Bylaws

        3.1.    Amended and Restated Certificate of Incorporation(1)
        3.2     Bylaws(1)

4. Instrments definingt the rights of security holders

     4.1  Purchase and registration rights agreement and schedule of details(1)

5.      Opinion of Hand & Hand as to legality of securities being registered.(1)

10. Material contracts

 10.1 Amended and Restated Employment Agreement with Mordechai Broudo(1)
 10.2 Amendment to Amended and Restated Employment Agreement with Mordechai Broudo(1)
10.3 Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.4 Amendment to Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.5 Employment Agreement, Gabriel Kabazo (1)
10.6 Confidentiality rider to Kabazo Employment Agreement(1)
10.7 Employment Agreement Asaf Lewin(1)
10.8 2003 International Stock Option Plan (1)
10.9 Form of Option Agreement, 2003 International Stock Option Plan (1)
10.10 2001 International Stock Option Plan (1)
10.11 Form of Option Agreement, 2001 International Stock Option Plan (1)
10.12 2003 Israel Stock Option Plan (1)
10.13 Form of Option Agreement, 2003 Isreal Stock Option Plan (1)
10.14 2001 Isreal Stock Option Plan (1)
10.15 Form of Option Agreement, 2001 Israel Stock Option Plan (1)

21. Subsidiaries of the small business issuer. We operate only one subsidiary, m-Wise Ltd., which is incorporated in Israel. We operate under no other tradenames.

23.     Consents of Experts and Counsel

        23.1  Consent  of SF  Partnership  LLP(1)
 23.2  Consent  of Hand & Hand
        included in Exhibit 5 hereto

        All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.
        (b) Financial Statement Schedules

        All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

        (1)     Filed herewith.

Item 28.        Undertakings.

        (a)     The undersigned small business issuer hereby undertakes:

                (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii)  Reflect  in the  prospectus  any  facts or  events
which,   individually  or  together   represent  a  fundamental  change  in  the
information in the registration statement;

                        (iii) Include any material or changed information the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f) The undersigned small business issuer hereby undertakes that it will:

                (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that as the initial bona fide offering of those securities.

        SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it meets all the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tel Aviv, on June 14, 2003.

        m-Wise, INC.



        By:     /s/ Shay Ben-Asulin
                Shay Ben-Asulin
                Chairman

        In accordance with the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on June 14, 2003.


By:     /s/ Shay Ben-Asulin             Chairman
        Shay Ben-Asulin         (principal executive officer)


By:     /s/ Gabriel Kabazo              Chief Financial Officer (principal
        __Gabriel Kabazo__________          financial and accounting officer)


By:     /s/ Mordechai Broudo            Chief Executive Officer and Director
        Mordecai Broudo